Exhibit 10

PURCHASE AGREEMENT

dated July 2, 2004

between

COMCAST CABLE HOLDINGS, LLC, COMCAST PHONE, LLC, AT&T

BROADBAND PHONE OF INDIANA, LLC, AT&T BROADBAND PHONE OF

KENTUCKY, LLC, COMCAST PHONE OF OHIO, LLC

and

INSIGHT MIDWEST HOLDINGS, LLC

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) is made and entered into as of the 2nd day of July, 2004, by and between Comcast Cable Holdings, LLC, f/k/a AT&T Broadband, LLC, a Delaware limited liability company (“Comcast Cable”), Comcast Phone, LLC, a Delaware limited liability company (“Comcast Phone”), AT&T Broadband Phone of Indiana, LLC, a Delaware limited liability company (“Comcast Phone Indiana”), AT&T Broadband Phone of Kentucky, LLC, a Delaware limited liability company (“Comcast Phone Kentucky”), Comcast Phone of Ohio, LLC, a Delaware limited liability company (“Comcast Phone Ohio”), on the one hand, and Insight Midwest Holdings, LLC, a Delaware limited liability company (“Insight”), on the other hand. Comcast Cable, Comcast Phone, Comcast Phone Indiana, Comcast Phone Kentucky and Comcast Phone Ohio are referred to herein as “Comcast” individually and collectively as appropriate in the context and each is making all representations, warranties, covenants and agreements in this Agreement on a joint and several basis; provided, that after Closing and with respect to covenants and agreements to be performed by Comcast after Closing, references to Comcast shall not be deemed to include Comcast Phone Indiana or Comcast Phone Kentucky.

RECITALS

A. Comcast is engaged in the business of providing certain telephone products and services, including local and long-distance voice services, to customers in Insight’s Indiana, Kentucky, and Ohio markets pursuant to the Telephony Agreements (the “Telephony Business”). The Telephony Business as conducted in Insight’s Indiana markets is sometimes referred to herein as the “Indiana Telephony Business.” The Telephony Business as conducted in Insight’s Kentucky markets is sometimes referred to herein as the “Kentucky Telephony Business.” The Telephony Business as conducted in Insight’s Ohio markets is sometimes referred to herein as the “Ohio Telephony Business.” Pursuant to the Telephony Agreements, Insight provides certain infrastructure and support services to Comcast which enable Comcast to conduct the Telephony Business in Insight’s Indiana, Kentucky and Ohio markets (the “Insight Telephony Services”).

B. Comcast Phone owns all the outstanding limited liability company interests in Comcast Phone Kentucky (the “Kentucky LLC Interests”).

C. Comcast Phone owns all the outstanding limited liability company interests in Comcast Phone Indiana (the “Indiana LLC Interests” and, together with the Kentucky LLC Interests, the “LLC Interests”).

D. This Agreement sets forth the terms and conditions on which Comcast will transfer to Insight certain of the assets comprising or used in connection with the Telephony Business, including, without limitation, the LLC Interests.

AGREEMENTS

In consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

SECTION 1. DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following capitalized terms or terms otherwise defined in this Section 1 shall have the meanings set forth below:

1.1 Affiliate. With respect to any Person, any Person controlling, controlled by or under common control with such Person; “control” means the ownership, directly or indirectly, of voting securities representing the right generally to elect a majority of the directors (or similar officials) of a Person or the possession, by contract or otherwise, of the authority to direct the management and policies of a Person. For purposes of this Agreement, Insight and Comcast shall not be considered Affiliates, except that after Closing, Comcast Phone Kentucky and Comcast Phone Indiana shall be Affiliates of Insight not Comcast.

1.2 Assumed Contracts. All Fiber Leases and all Contracts listed on Schedule 1.2 and any Contracts entered into by Comcast between the date of this Agreement and the Closing Date in compliance with Section 5.2 that relate solely to the operation and conduct of the Telephony Business, other than Contracts that are Excluded Assets.

1.3 Billing Agreement. Agreement for Billing and Collection Services, dated as of July 17, 2000, among Comcast Cable and Insight Communications and certain of its affiliates, as amended to date.

1.4 Books and Records. The following books, records, files or papers in the possession or control of Comcast, whether in hard copy or computer format and related solely to the Acquired Assets or the operation or conduct of the Telephony Business: regulatory correspondence and notices, local exchange carrier and interexchange carrier correspondence and notices, engineering information, including designs, drawings, specifications and purchase correspondence, end user Letters of Authorization, carrier billing history and disputes correspondence, documentation of processes and procedures, quality control data, vendor lists, customer lists and information, marketing documentation, circuit inventories with ordering history including copies of access service requests, data contained in Comcast’s legal demands tracking database that Comcast is permitted by law to disclose to Insight, all federal and state correspondence regarding universal service contributions and remittances for the period commencing January 1, 2003 until Closing, call detail records history, the limited liability company and organizational documents and minute books of Comcast Phone Kentucky and Comcast Phone Indiana, all correspondence with Taxing authorities including copies of tax bills, tax returns and remittances, but excluding any of the foregoing items that are otherwise identified as Excluded Assets or that relate to Excluded Assets, and excluding all books, records, files or papers of Telephony Business Employees that are not Hired Employees. To the extent that any item would fall within the definition of “Books and Records” and within the definition of any other asset category defined herein, such asset shall not be treated as falling within “Books and Records.”

1.5 Business Day. Any day other than a Saturday, Sunday or a day on which the banking institutions in Philadelphia, Pennsylvania or New York, New York are required or authorized to be closed.

1.6 Cable Facilities Lease Agreement. Cable Facilities Lease Agreement, dated as of July 17, 2000, among Comcast Cable and Insight Communications and certain of its affiliates, as amended to date.

1.7 Closing Time. 12:01 A.M., Eastern Standard Time, on the Closing Date.

1.8 Communications Act. The Communications Act of 1934, as amended on or prior to the Closing Date, and the rules and regulations promulgated thereunder.

1.9 Communications Licenses. The FCC Licenses and the State PUC Licenses.

1.10 Contracts. All contracts, leases, non-governmental licenses and other agreements and undertakings (including leases for Equipment), including all amendments and other modifications thereto, to which Comcast is a party or which are binding upon Comcast and in each case, which relate to the operation and conduct of the Telephony Business.

1.11 Environmental Law. Any Legal Requirement as in effect on or prior to the Closing Date concerning the protection of public or employee health, safety, welfare or the environment, including Legal Requirements relating to emissions, discharges, releases or threatened releases of hazardous substances, wastes or material (including all Hazardous Substances included in Sections 1.22(a) though (f)) into the environment, air (including both ambient and within buildings and other structures), surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, wastes or material.

1.12 ERISA. The Employee Retirement Income Security Act of 1974, as amended on or prior to the Closing Date, and the rules and regulations promulgated thereunder and published interpretations with respect thereto.

1.13 ERISA Affiliate. As to any Person, any trade or business, whether or not incorporated, which together with such Person would be deemed a single employer as determined under Section 4001 of ERISA.

1.14 Equipment. All furniture, fixtures, equipment, machinery, supplies, vehicles, inventory, and other tangible personal property, hardware, connectivity and other network equipment assets and facilities owned, leased, held for use or used by Comcast solely in connection with the Telephony Business and listed on Schedule 1.14, together with any additions thereto between March 31, 2004 and the Closing Date, but excluding any Excluded Assets.

1.15 FCC. The Federal Communications Commission.

1.16 FCC Consent. The grant by the FCC of its consent to the transfer of the FCC Licenses in connection with the consummation of the transactions contemplated hereby.

1.17 FCC Licenses. All Licenses issued by the FCC held by Comcast and used in the Telephony Business, including, without limitation, those listed on Schedule 1.17.

1.18 Fiber Leases. The Network Facilities Lease between Insight Communications Midwest, LLC and TCG Indianapolis, dated February 21, 2001, as amended and assigned to Comcast Phone, LLC f/k/a AT&T Broadband Phone, LLC, dated January 31, 2002; the Network Facilities Lease between Insight Communications Midwest, LLC, Insight Kentucky Partners II, L.P. and Comcast Phone, LLC f/k/a AT&T Broadband Phone, LLC, dated September 1, 2002; the Network Facilities Lease between Insight Kentucky Partners II, L.P. and AT&T Communications of the South Central States, Inc., dated March 29, 2001, as amended and assigned to Comcast Phone, LLC f/k/a AT&T Broadband Phone, LLC, dated February 11, 2002; the Network Facilities Lease between Insight Kentucky Partners II, L.P. and AT&T Communications of the South Central States, Inc., dated December 13, 2000, as amended and assigned to Comcast Phone, LLC f/k/a AT&T Broadband Phone, LLC, dated January 30, 2002; the Network Facilities Lease between Insight Communications of Central Ohio, LLC and Comcast Phone, LLC f/k/a AT&T Broadband Phone, LLC, dated January 11, 2002; and the oral lease between Insight Kentucky Partners II, L.P. and AT&T Broadband Phone of Kentucky, LLC, for network facilities at 2544 Palumbo Drive, Lexington, KY 40509, effective March 3, 2004.

1.19 Final Order. With respect to a state Replacement License or State PUC Consent, the Replacement License or State PUC Consent has been obtained, no timely filed request for administrative or judicial review or stay is pending, and the State PUC has not acted as of the Closing to review or set aside the action on its own motion, and with respect to a federal Replacement License or FCC Consent, the Replacement License or FCC Consent has been obtained, no timely request for administrative or judicial review or stay is pending, and the FCC has not acted to review or set aside the action on its own motion and the time for doing so has expired.

1.20 GAAP. Generally accepted accounting principles as in effect from time to time in the United States of America.

1.21 Governmental Authority. The United States of America, any state, commonwealth, territory or possession of the United States of America and any political subdivision or quasi-governmental authority of any of the same, including any court, tribunal, department, commission, board, bureau, agency, county, municipality, province, parish or other instrumentality of any of the foregoing.

1.22 Hazardous Substances. (a) Any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976 (“RCRA”) (42 U.S.C. §§ 6901 et seq.), as amended on or prior to the Closing Date, and the rules and regulations promulgated thereunder; (b) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”), as amended on or prior to the Closing Date, and the rules and regulations promulgated thereunder; (c) any substance regulated by the Toxic Substances Control Act (“TSCA”) (15 U.S.C. §§ 2601 et seq.), or the Insecticide, Fungicide and Rodenticide Act (“IFRA”) (7 U.S.C. §§ 136 et seq.), each as amended on or prior to the Closing Date, and the rules and regulations promulgated thereunder; (d) asbestos or asbestos-containing material of any kind or character; (e) polychlorinated biphenyls; (f) any substances regulated under the provisions of Subtitle I of RCRA relating to underground storage tanks; (g) any substance the presence, use, handling, treatment, storage or disposal of which on real property is prohibited by any Environmental Law; and (h) any other substance which by any Environmental Law requires special handling, reporting or notification of any Governmental Authority in its collection, storage, use, treatment or disposal.

1.23 HSR Act. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended on or prior to the Closing Date, and the rules and regulations promulgated thereunder.

1.24 Insight Cable Subsidiaries. Insight Communications of Central Ohio, LLC, Insight Communications Midwest, LLC and Insight Kentucky Partners II, L.P.

1.25 Insight Communications. Insight Communications Company, Inc.

1.26 Judgment. Any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge or the arbitrator in any binding arbitration, and any order of or by any Governmental Authority.

1.27 Legal Requirement. Applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other written standard, requirement, policy or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, including any Judgment and all judicial decisions applying common law or interpreting any other Legal Requirement, in each case, as amended on or prior to the Closing Date.

1.28 Liability. Any liability and obligation, whether vested, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual or otherwise.

1.29 License. All licenses, franchises, permits, consents, waivers, registrations, certificates, and other governmental or regulatory permits, authorizations or approvals (together with all amendments and modifications thereto and all applications relating thereto) required to be issued or granted by a Governmental Authority for the operation or conduct of the Telephony Business and for the ownership, lease or operation of the Acquired Assets, including the Communications Licenses.

1.30 Lien. Any security interest, security agreement, financing statement filed with any Governmental Authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any mortgage, lien, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to, defect in or other condition affecting title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, protrusions, easements, rights-of-way, rights of first refusal, restrictive covenants, leases and licenses) of any kind, which constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, License, Contract or otherwise.

1.31 Litigation. Any claim, action, suit, proceeding, arbitration, or hearing.

1.32 Losses. Any claims, losses, liabilities, damages, penalties, costs and expenses, including interest that may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and the cost to any Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event or the existence or assertion of any Liens (other than Permitted Liens) with respect to which indemnification is sought, except Losses incurred by a party or on behalf of such party in asserting any claim for indemnification against the other party to the extent it is ultimately determined (including by agreement of the parties) that such party is not entitled to indemnification from the other party.

1.33 Marketing Agreement. Marketing and Sales Representation Agreement, dated as of July 17, 2000, among Comcast Cable and Insight Communications and certain of its affiliates, as amended to date.

1.34 Ordinary Course of Business. The usual, regular and ordinary course of business and normal day-to-day operations consistent with past custom and practices and consistent with the May 2004 Financial Statements.

1.35 Organizational Documents. (i) The articles or certificate of incorporation and the bylaws of a corporation; (ii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iii) the limited liability company agreement, operating agreement or regulations and the certificate or articles of organization or formation of a limited liability company; (iv) any charter or other organizational document adopted or filed in connection with the creation, formation, or organization of a Person, in each case, as amended.

1.36 Other Intangibles. All intangible assets other than Communications Licenses and other Licenses, Contracts and Books and Records, that are owned, held for use or used solely in connection with the operation and conduct of the Telephony Business, including any computer software programs and databases, whether owned, licensed, leased or internally developed, and any patents, patent registrations, patent applications, trademarks, trademark registrations, trademark applications, trade names, trade secrets, copyrights, copyright applications, and copyright registrations relating to the Telephony Business and the rights to sue for, and remedies against, past, present and future infringements thereof and the rights of priority and protection of interests therein under applicable laws, and that are listed on Schedule 1.36, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding any Excluded Assets.

1.37 Permitted Lien. With respect to the Acquired Assets other than the LLC Interests, any (a) Lien securing Taxes, assessments and governmental charges not yet due and payable, (b) inchoate materialmen’s, mechanics’, workmen’s, repairmen’s or other like Liens arising in the Ordinary Course of Business, and (c) in the case of Real Property Interests, (i) the rights of any lessor and (ii) any Lien granted by any lessor of Real Property Interests.

1.38 Person. Any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

1.39 Real Property Interests. All interests of Comcast in any of the real property and all buildings and other improvements thereon, used or held for use solely in connection with the operation and conduct of the Telephony Business, including fee estates, leaseholds, subleaseholds, purchase options, licenses, easements, rights to access and rights of way, and that are listed on Schedule 1.39, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding any Excluded Assets.

1.40 Required Comcast Consents. Each consent, approval, authorization or filing listed and marked with an asterisk on Schedule 4.4.

1.41 Required Insight Consents. Each consent, approval, authorization or filing listed and marked with an asterisk on Schedule 3.3.

1.42 Required Joint Consents. The State PUC Consents, the FCC Consents and each other consent, approval, authorization or filing listed on Schedule 1.42.

1.43 State PUC. Any state and local public service or public utilities commission having regulatory authority over the Telephony Business, as conducted in any given jurisdiction.

1.44 State PUC Consent. The grant by any State PUC of its consent to the assignment or transfer of control of a State PUC License, any Acquired Assets associated with such Licenses or any Excluded Assets, in connection with the consummation of the transactions contemplated hereby, as applicable.

1.45 State PUC Licenses. All Licenses issued or granted by any State PUC held by Comcast and used in the Telephony Business, including, without limitation, those listed on Schedule 1.45.

1.46 Taxes. All taxes, levies and assessments of any kind or nature imposed by any taxing authority, including all federal, state, local or foreign income, sales, use, ad valorem, value added, franchise, severance, net or gross receipts, withholding, payroll, employment, excise, property, transfer, license, stamp, occupation, social security (or similar), unemployment, estimated, alternative or add-on minimum taxes, and including any levies or assessments related to unclaimed property, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto.

1.47 Telephony Agreements. The Cable Facilities Lease Agreement, the Marketing Agreement, and the Billing Agreement.

1.48 Third Party. With respect to Comcast, any Person other than Comcast and Comcast’s Affiliates and with respect to Insight, any Person other than Insight and its Affiliates.

1.49 Transaction Documents. The instruments and documents described in Sections 7.2 and 7.3 which are to be executed and delivered by or on behalf of Insight or Comcast in connection with this Agreement or the transactions contemplated hereby.

1.50 Transition Costs. All costs and expenses incurred by Comcast in providing operational transition services and assistance that are required to transition the Telephony Business to Insight and any other costs and expenses incurred by Comcast in connection therewith at the request of Insight.

1.51 Transition Plan. The plan attached hereto as Exhibit A, which sets forth certain of the actions to be taken by the parties to effectuate and facilitate an orderly transfer of the Acquired Assets and transition of the Telephony Business to Insight or its designee and separation of the Excluded Assets to be retained by Comcast in accordance with this Agreement and all applicable Legal Requirements.

1.52 Other Definitions. The following terms are defined in the Sections or Recitals indicated:

Term	Section or Recital
Acquired Assets	2.1
Action	9.4
Agreement	Preamble
Allocated Third-Party Expenses	2.6(b)
Arbitrator	2.7(c)
Assumed Liabilities	2.3

Balance Sheet	4.11
Balance Sheet Date	4.11
Cash Flow	2.6(a)
Cash Flow Payment	2.5(a)
CDRs	2.9(c)
Claims	2.1(f)
Claims and Losses	5.17(a)
Closing	7.1
Closing Certificate	2.8(a)
Closing Date	7.1
Comcast	Preamble
Comcast Cable	Preamble
Comcast Phone	Preamble
Comcast Phone Indiana	Preamble
Comcast Phone Kentucky	Preamble
Comcast Phone Ohio	Preamble
Comcast Related Party	5.17(a)
Company-Wide Arrangements	4.16
Code	4.14(b)
“commercially reasonable efforts”	10.15
Current Assets	2.7a
Customer Information	5.8(c)
Excluded Assets	2.2
Excluded Liabilities	2.4
Final Certificate	2.8(a)
Financial Statements	4.11
Hired Employees	5.3(a)
Indemnified Party	9.4
Indemnifying Party	9.4
Indiana Acquired Assets	2.1
Indiana LLC Interests	Recitals
Indiana Excluded Assets	2.2
Indiana Telephony Business	Recitals
Insight	Preamble
Insight Ohio TelCo	2.10
Insight TelCo Subsidiaries	2.10
Insight Telephony Services	Recitals
Kentucky Acquired Assets	2.1
Kentucky Excluded Assets	2.2
Kentucky LLC Interests	Recitals
Kentucky Telephony Business	Recitals
LLC Interests	Recitals
May 2004 Financial Statements	4.11
Measurement Period	2.5(a)(i)

Non-Active Markets	2.9(d)
Objection Notice	2.8(b)
Operating Cash Flow	2.6(b)
Ohio Acquired Assets	2.1
Ohio Telephony Business	Recitals
Ordinary Business Assets	2.2(n)
Outside Closing Date	8.1(b)
Plans	4.14(b)
Post-Closing Transition Services	2.8(b)
Prime Rate	10.9
Released Claims	5.17(a)
Released Parties	5.17(a)
Replacement Assets	2.5(d)
Replacement Licenses	5.4(d)
Retained Employees	4.14(a)
Scheduled Date	7.1
Telephony Business	Recitals
Telephony Business Employees	4.14(a)
Total Closing Cash Flow	2.5(a)(i)
Total Liabilities	2.7(b)
WARN	4.14(a)

SECTION 2. SALE AND PURCHASE

2.1 Assets to be Transferred. Subject to the terms and conditions of this Agreement and on the basis of and in reliance upon all the representations, warranties, obligations and agreements set forth herein, at the Closing, Comcast shall sell, convey, assign, transfer and deliver to Insight or its designees, free and clear of all Liens (other than Permitted Liens), in consideration of Insight’s assumption of the Assumed Liabilities, and Insight shall purchase, acquire and accept, all right, title and interest of Comcast and Comcast’s Affiliates in and to all properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether now existing or hereafter acquired, that are owned, leased, held for use or used solely in connection with the Telephony Business and listed below (collectively, the “Acquired Assets”), but excluding the Excluded Assets:

(a) The LLC Interests;

(b) The Communications Licenses and other Licenses set forth on Schedule 2.1(b);

(c) The Assumed Contracts, including any related security deposits, advance payments, customer advances and customer deposits;

(d) The Equipment;

(e) The Books and Records; provided, that copies of such Books and Records shall be made available to Comcast for a period of three years (and six years in the case of Tax returns and reports and the underlying Books and Records) from the Closing Date upon reasonable request;

(f) The Other Intangibles;

(g) The Real Property Interests;

(h) All rights, demands, claims, actions, rights of set off, counterclaims and causes of action of any kind (collectively, the “Claims”) brought by or for the benefit of Comcast solely relating to the Acquired Assets, other than any such Claims for which Insight or its Affiliates and Comcast are adverse parties and any Claims relating to an Excluded Liability;

(i) All transferable rights of Comcast under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent affecting any Acquired Assets other than any such rights against Insight or its Affiliates and any such rights to the extent relating to any Excluded Liability; provided that, to the extent the cost or expense of repair or replacement with respect to the underlying warranted problem was incurred by Comcast prior to the Closing but was not included in the calculation of Cash Flow or Current Assets, such rights shall be an Excluded Asset;

(j) All rights of Comcast under non-disclosure, confidentiality, non-compete or non-solicitation agreements with employees or agents of Comcast or with Third Parties to the extent relating to the operation and conduct of the Telephony Business other than any such rights to the extent relating to an Excluded Asset or Excluded Liability;

(k) All insurance claims and insurance proceeds (other than with respect to any director and officer, errors and omissions, fiduciary and commercial crime policies) in respect of an Acquired Asset or an Assumed Liability other than any such claims or proceeds to the extent relating to an Excluded Liability; provided that, to the extent the cost or expense of repair or replacement of such Acquired Asset was incurred by Comcast prior to the Closing but was not included in the calculation of Cash Flow or Current Assets, any such claims and proceeds shall be an Excluded Asset;

(l) All security, vendor, utility and other deposits relating to the Acquired Assets; and

(m) the Current Assets.

To the extent that any of the Acquired Assets are used or useful in the Kentucky Telephony Business, they are sometimes referred to herein as “Kentucky Acquired Assets.” To the extent that any of the Acquired Assets are used or useful in the Indiana Telephony Business, they are sometimes referred to herein as “Indiana Acquired Assets.” To the extent that any of the Acquired Assets are used or useful in the Ohio Telephony Business, they are sometimes referred to herein as “Ohio Acquired Assets.”

2.2 Excluded Assets. The Acquired Assets shall not include any of Comcast’s right, title or interest in or to any assets or properties other than the Acquired Assets and shall not include any right, title or interest in or to any of the assets enumerated below (collectively, the “Excluded Assets”):

(a) Any Contracts other than Assumed Contracts, including the Contracts listed on Schedule 2.2(a);

(b) All Plans and any cash, reserve, trust or funding arrangement held or set aside for the payment of benefits to employees of Comcast or Comcast’s Affiliates, and any employment, union, collective bargaining, compensation, bonus, deferred compensation, consulting, agency and management agreements of Comcast;

(c) Subject to Section 2.1(k), all insurance policies of Comcast;

(d) Subject to Section 2.1(k) and Section 2.7(a) regarding cash included in Current Assets, all cash and cash equivalents of Comcast, and bonds, letters of credit, surety instruments and other similar items and any stocks, bonds, certificates of deposit and similar investments of Comcast;

(e) All of Comcast’s right, title and interest in trademarks, trade names, service marks, service names, logos and similar proprietary rights;

(f) All agreements pursuant to which Comcast or Comcast’s Affiliates has created, incurred, assumed or guaranteed indebtedness for borrowed money; provided that, the Fiber Leases shall not be Excluded Assets;

(g) Any claims, rights and interest in and to any refunds of federal, state or local income or other Taxes for the periods prior to the Closing;

(h) Any books and records that Comcast is required by any Legal Requirement to retain and any books of account, Tax returns and reports and the like related to the Telephony Business that are not part of the Books and Records, provided that copies of such books and records shall be made available to Insight for a period of three years (and six years in the case of Tax returns and reports and the underlying books and records) from the Closing Date upon reasonable request;

(i) Comcast’s corporate and organizational minute books and other books and records related to internal corporate and organizational matters and financial relationships with Comcast’s lenders and Comcast’s Affiliates to the extent they are not part of the Books and Records;

(j) All documents, reports and records relating to the Telephony Business Employees; provided that with respect to any Telephony Business Employees to be hired by Insight at Closing copies of such books and records shall be made available to Insight for a period of three years following the Closing Date upon reasonable request by Insight accompanied by a waiver and release from the employee whose records are sought in form and substance reasonably satisfactory to Comcast;

(k) Any security, vendor, utility or other deposits not related to Acquired Assets;

(l) All Claims which Comcast or any of Comcast’s Affiliates may have against any Third Party with respect to any Excluded Asset or Excluded Liability;

(m) All real property interests listed on Schedule 2.2(m);

(n) Any other assets expressly enumerated in Schedule 2.2(n) and Equipment, Contracts, Licenses, Other Intangibles and Real Property Interests, in each case, excluding any reference in the definition thereof to use solely in the Telephony Business, (1) that are not listed on Schedule 1.2, Schedule 1.14, Schedule 1.36, Schedule 1.39 or Schedule 2.1(b), and (2) that, notwithstanding their use in the Telephony Business, are necessary in other types of service businesses and which are not unique to the operation of a telephony business (such Equipment, Contracts, Licenses, Other Intangibles and Real Property Interests, “Ordinary Business Assets”); and

(o) All Company-Wide Arrangements and assets used in connection therewith.

To the extent that any of the Excluded Assets are held by Comcast Phone Kentucky, they are sometimes referred to herein as “Kentucky Excluded Assets.” To the extent that any of the Excluded Assets are held by Comcast Phone Indiana, they are sometimes referred to herein as “Indiana Excluded Assets.”

2.3 Liabilities to be Assumed by Insight. Subject to the terms and conditions of this Agreement, as of the Closing and upon the transfer of the Acquired Assets, Insight shall assume, and following the Closing Insight shall pay, discharge and perform the following (collectively, the “Assumed Liabilities”):

(a) Those obligations and liabilities of Comcast accruing and relating to periods after the Closing under or with respect to the Assumed Contracts and other Acquired Assets (including the LLC Interests) transferred to Insight at the Closing;

(b) Those obligations and liabilities of Comcast accruing and relating to periods after the Closing and arising out of the operation and conduct of the Telephony Business after the Closing, except to the extent that such obligations and liabilities relate to any Excluded Asset;

(c) Those obligations and liabilities relating to the Acquired Assets or the operation and conduct of the Telephony Business and relating to the Measurement Period but only to the extent such Liability was incurred in the Ordinary Course of Business and excluding Liabilities relating to intercompany-allocated expenses (other than Allocated Third-Party Expenses) for management information systems, rent and related charges for the Telephony Business Employees located in Colorado to the extent they were not included in the calculation of Total Closing Cash Flow; and

(d) Liabilities that are included in the calculation of Total Liabilities pursuant to Section 2.7(b) and the amount of such Liabilities are included in the Cash Flow Payment.

It is understood and agreed that at the Closing Time (i) Comcast Phone Indiana will be responsible for the Assumed Liabilities associated with the Indiana Telephony Business; (ii) Comcast Phone Kentucky will be responsible for Assumed Liabilities associated with the Kentucky Telephony Business; (iii) Insight Ohio TelCo will assume and be responsible for Assumed Liabilities associated with the Ohio Telephony Business; and (iv) Insight will not directly assume or be responsible for any Assumed Liabilities.

2.4 Excluded Liabilities. Insight shall not assume, and shall not be deemed to have assumed, any Liabilities of Comcast or any Liabilities arising out of or relating to the Acquired Assets or the operation and conduct of the Telephony Business, and Comcast shall be solely and exclusively liable and shall indemnify and hold harmless Insight and its Affiliates with respect to all Liabilities of Comcast and all Liabilities arising out of or relating to the Acquired Assets or the operation and conduct of the Telephony Business (other than the Assumed Liabilities), including, without limitation, Liabilities set forth below (collectively, the “Excluded Liabilities”):

(a) All Liabilities of Comcast, Comcast’s Affiliates (or any predecessor thereto) resulting from, caused by or arising out of, directly or indirectly, the operation and conduct of the Telephony Business or their ownership, operation or lease of any properties or assets or any properties or assets used in the Telephony Business (including the LLC Interests and other Acquired Assets) at any time prior to the Closing, to the extent not assumed pursuant to Section 2.3;

(b) Any Liabilities of Comcast or Comcast’s Affiliates (or any predecessor thereto) which arise, whether before, on or after the Closing, out of, or in connection with, the

Excluded Assets, including any Contract which is not an Assumed Contract, to the extent not assumed pursuant to Section 2.3(c) or (d);

(c) Any Liabilities under the Assumed Contracts or accounts payable to the extent not assumed pursuant to Section 2.3;

(d) Any Liabilities arising from a breach of an Assumed Contract by Comcast to the extent that the event or state of facts giving rise to such Liability occurs prior to the Closing and to the extent not assumed pursuant to Section 2.3(d) and to the extent not arising from a breach of a customer contract in the Ordinary Course of Business;

(e) Any Liabilities of Comcast or Comcast’s Affiliates (or any predecessor thereto) arising out of, or in connection with, any pending or threatened Litigation arising out of the operation or conduct of the Telephony Business to the extent that the event or state of facts giving rise to such Liability occurs prior to the Closing;

(f) Any Liabilities arising out of or in connection with any indebtedness for borrowed money, including capitalized leases other than the Fiber Leases, of Comcast or Comcast’s Affiliates to their lenders, noteholders or otherwise;

(g) Any Liabilities of Comcast or Comcast’s Affiliates (or any predecessor thereto) relating to Taxes, including all Taxes attributable to or incurred in any period (or portion thereof) ending on or before the Closing to the extent not assumed pursuant to Section 2.3;

(h) All Liabilities of Comcast or Comcast’s Affiliates (or any predecessor thereto) arising from or relating to the employment, or termination of employment, of any Telephony Business Employee, former Telephony Business Employee, independent contractor or contingent worker with respect to the Telephony Business, including pursuant to all Plans or any employee benefit plan of Comcast or Comcast’s Affiliates, including all Liabilities for salary, wages or other employee compensation or benefits, including vacation time, sick leave, severance benefits, retention bonuses, stay bonuses and similar payments and all Liabilities related to any continuation of group health coverage required pursuant to Section 4980B of the Code or Section 601, et seq., of ERISA to the extent not assumed pursuant to Section 2.3; provided that Insight shall be responsible for obligations and liabilities of Insight accruing and relating to periods after the Closing and arising out of the Hired Employees’ employment with Insight after the Closing;

(i) All Liabilities of Comcast or Comcast’s Affiliates (or any predecessor thereto) arising prior to the Closing from or relating to any collective bargaining agreement, including any obligation for benefits to employees covered thereunder and, specifically, any liability relating to any multiemployer Plan, including but not limited to any withdrawal liability; and

(j) All Taxes arising out of the sales and use Tax audit of Comcast Phone Kentucky referred to on Schedule 4.13 and that relate to the period from the beginning of the audit through May 31, 2004.

2.5 Cash Flow Payment. At the Closing, a cash payment (the “Cash Flow Payment”) shall be made by either Comcast or Insight to the other, as determined below:

(a) The Cash Flow Payment equals $20,000,000 plus Total Closing Cash Flow, minus Current Assets, plus Total Liabilities, where “Total Closing Cash Flow” equals the cumulative amount of Cash Flow of the Telephony Business for the period beginning as of June 1, 2004 and ending at the Closing Time (the “Measurement Period”). If the Cash Flow Payment is positive, then Comcast shall make the Cash Flow Payment to Insight. If the Cash Flow Payment is negative, then Insight shall make the Cash Flow Payment to Comcast (in an amount equal to its absolute value). To the extent the amount of Total Closing Cash Flow is greater than zero, Total Closing Cash Flow shall be deemed to be zero.

(b) For purposes of illustration: if the amount of Total Closing Cash Flow is negative $15,000,000, Current Assets is $2,000,000 and Total Liabilities is $4,000,000, then Comcast would pay Insight the $7,000,000 Cash Flow Payment at Closing; if the amount of Total Closing Cash Flow is positive $3,000,000 (which shall be deemed to be 0$), Current Assets is $2,000,000 and Total Liabilities is $4,000,000, then Comcast would pay Insight the $22,000,000 Cash Flow Payment at Closing; and if the amount of Total Closing Cash Flow is negative $28,000,000, Current Assets is $2,000,000 and Total Liabilities is $4,000,000, then Insight would pay Comcast the $6,000,000 Cash Flow Payment at Closing.

2.6 Calculation of Cash Flow.

(a) For purposes of this Agreement, subject to the other provisions of this Section 2.6, “Cash Flow” for any relevant period shall be equal to (A) the Operating Cash Flow generated by the Telephony Business, operated in the Ordinary Course of Business and in compliance with this Agreement, including, without duplication, all Transition Costs and any amounts paid by Comcast to Insight under the Telephony Agreements, less, without duplication, (B) the sum of all (i) capital expenditures (including for equipment held for future use), (ii) payments under capitalized leases, including any associated interest component; and (iii) deferred charges associated with capitalized software not included in clause (i), in each case of clause (i), (ii) and (iii) to the extent incurred, made or charged in the Ordinary Course of Business and in compliance with this Agreement; provided that Cash Flow shall not include any accounting entry or adjustment that relates to business activity occurring prior to June 1, 2004.

(b) “Operating Cash Flow” shall mean the total of (i) all revenues (determined in accordance with GAAP) generated by the Telephony Business during the Measurement Period, less (ii) all operating expenses (determined in accordance with GAAP) incurred by the Telephony Business during the Measurement Period, all determined in a manner consistent with past custom and practices and with the May 2004 Financial Statements, subject to the following provisions.

(i) The following items shall not be included as expenses for purposes of calculating Operating Cash Flow: (A) depreciation of tangible assets; (B) amortization of goodwill; (C) purchase accounting adjustments; (D) expenses relating to indebtedness for borrowed money, including capitalized leases but not including the Fiber Leases, of Comcast or Comcast’s Affiliates to their lenders, noteholders or otherwise; (E) Taxes relating to the net income of the Telephony Business; (F) severance benefits, retention bonuses, stay bonuses and similar payments to employees; and (G) any intercompany-allocated expenses except those associated with management information systems, rent and related charges for the Telephony Business Employees located in Colorado, intercompany payroll (general ledger account 57060) and benefits, which allocations shall continue to be made in a manner consistent with past custom and practices and with the May 2004 Financial Statements; provided that the intercompany expenses allocated to the Telephony Business with respect to management information systems shall not exceed the amount therefor set forth on Schedule 2.6(b)(i); provided further, that an expense item will be included in the calculation of Operating Cash Flow to the extent it relates to actual third party goods or services delivered to the Telephony Business for which the third party invoiced another Comcast Affiliate who allocated the appropriate charge to the Telephony Business (“Allocated Third-Party Expenses”). Allocated Third-Party Expenses will be allocated to the Telephony Business in a manner consistent with past custom and practices and with the May 2004 Financial Statements. For the avoidance of doubt, to the extent employees of a Comcast Affiliate who are not Telephony Business Employees or contractors perform services for the Telephony Business as a result of the departure of any Telephony Business Employees or increased demand on the Telephony Business Employees due to the transfers and transition transactions contemplated by this Agreement, the fully allocated cost incurred by Comcast and its Affiliates therefor will be an expense for purposes of the calculation of Operating Cash Flow, and the amount of such expense will be determined on a proportionate basis to the time spent on the Telephony Business and in a manner consistent with past practices with respect to employees whose time is spent in part, but not fully, on the Telephony Business.

(ii) If and to the extent any costs of any transition matters are to be borne by Insight, such costs shall not be included as expenses of the Telephony Business in calculating Cash Flow. To the extent any Transition Costs are to be borne by Comcast, such costs shall be included as expenses of the Telephony Business in calculating Cash Flow. No other costs or expenses incurred by Comcast in connection with negotiating this Agreement or consummating the transactions contemplated hereby or transferring the Telephony Business shall be included as expenses of the Telephony Business in calculating Cash Flow.

(c) Within 20 Business Days after the end of each month during the Measurement Period, Comcast shall deliver to Insight a monthly calculation of Cash Flow for such month and cumulatively from June 1, 2004 until the end of such month calculated in accordance with this Section 2.6. Such calculation shall be included with the monthly financial statements to be delivered pursuant to Section 5.2(a)(iii) and shall include line items for Cash Flow, payments under the Fiber Leases and deferred charges related to the capitalized software, each for the period beginning as of June 1, 2004 and ending at the end of such month. The Transition Costs shall be separately identified on a schedule to such monthly financial statements. All disagreements that may exist with respect to the monthly calculations shall be resolved pursuant to Section 2.8(b) below.

2.7 Calculation of Current Assets and Total Liabilities. For purposes of this Agreement, the following terms shall have the meanings given:

(a) “Current Assets” means, without duplication, the following current assets of the Telephony Business as of the Closing Time, each such current asset determined in accordance with GAAP and in a manner consistent with past custom and practice and in accordance with the May Financial Statements:

(i) all cash and cash equivalents on hand and in bank accounts included in the Acquired Assets;

(ii) all accounts receivable of the Telephony Business, net of reserves for doubtful accounts;

(iii) the amount of all prepaid expenses on the Closing Date relating to the Telephony Business to the extent the benefit of such prepaid expenses can be realized by Insight within 12 months after the Closing Date, but only to the extent such amounts are not included in the calculation of Total Closing Cash Flow;

(iv) all inventory purchased for the Telephony Business during the Measurement Period in the Ordinary Course of Business in compliance with this Agreement, but only to the extent the costs thereof are not included as expenses or capital expenditures in the calculation of Total Closing Cash Flow; and

(v) any other current asset of the Telephony Business as defined by GAAP that shall benefit Insight within 12 months after the Closing Date, but only to the extent such amounts are not included in the calculation of Total Closing Cash Flow.

(b) “Total Liabilities” means, without duplication, all unpaid Liabilities of the Telephony Business as of the Closing Time, determined in accordance with GAAP and in a manner consistent with past custom and practice and in accordance with the May Financial Statements, including, but not limited to, real and personal property taxes, customer prepayments and deposits, the accrued value of vacation and sick leave that Insight credits to the Hired Employees pursuant to Section 5.3(d), and any Liabilities that were included in the calculation of Cash Flow and so reduced Total Closing Cash Flow but have not been paid as of the Closing

Time; provided that, Total Liabilities shall not include (1) indebtedness for borrowed money, (2) purchase accounting adjustments, (3) liabilities relating to the Fiber Leases (including any interest component); provided that any amounts due under the Fiber Leases related to the period prior to the Closing that remain unpaid at Closing shall be included in Total Liabilities, and (4) any Excluded Liability.

2.8 Closing Certificate and Final Certificate.

(a) At least 10 days prior to the Closing, Comcast shall deliver to Insight a certificate (the “Closing Certificate”) showing in detail its good faith estimate of Total Closing Cash Flow, Current Assets and Total Liabilities, calculated in accordance with Sections 2.6 and 2.7, which certificate will be accompanied by appropriate documentation supporting the amounts calculated in such certificate and which will be executed by an officer of Comcast. Following receipt of the Closing Certificate, Insight shall have 5 Business Days to review such calculation and supporting information and to notify Comcast of any disagreements with Comcast’s calculation of Total Closing Cash Flow, Current Assets or Total Liabilities, which notification shall include Insight’s calculation of Total Closing Cash Flow, Current Assets and Total Liabilities. If Insight provides a notice of disagreement with Comcast’s calculation of Total Closing Cash Flow, Current Assets or Total Liabilities within such 5 Business Day period, Comcast and Insight shall negotiate in good faith to resolve any such dispute and to reach an agreement prior to the Closing. If the parties agree upon the calculation, the agreed upon amount shall be the basis for determining the payment to be made by Comcast or Insight at the Closing pursuant to Section 2.5. If Insight fails to provide a notice of disagreement with Comcast’s calculation within the time provided or if the parties cannot resolve a dispute regarding the calculation prior to the Closing, the calculation of Total Closing Cash Flow, Current Assets and Total Liabilities set forth in the Closing Certificate (as modified by agreement of the parties) shall be the basis for determining the payment to be made by Comcast or Insight at the Closing pursuant to Section 2.5. Comcast will provide to Insight reasonable access to all records in Comcast’s possession which were used in the preparation of the monthly Cash Flow calculations and the Closing Certificate.

(b) Within 60 days after the Closing, Comcast will deliver to Insight a certificate (the “Final Certificate”), showing in detail Comcast’s final determination of Total Closing Cash Flow, Current Assets and Total Liabilities, calculated in accordance with Sections 2.6 and 2.7, which certificate will be accompanied by appropriate documentation supporting the amounts calculated in such certificate and which will be executed by an officer of Comcast. Following receipt of the Final Certificate, Insight shall have 30 days to review such calculation and supporting information and to notify Comcast in writing of any disagreements with Comcast’s calculation of Total Closing Cash Flow, Current Assets or Total Liabilities (an “Objection Notice”). Such notice will set forth Insight’s calculation as to each item to which it objects together with appropriate support for such objections. If Insight does not deliver an Objection Notice within such 30-day period, then the Final Certificate shall be deemed to be conclusive, final and binding on the parties. Each party will provide the other reasonable access to all records in its possession which were used in the preparation of the Closing Certificate and the Final Certificate or which may otherwise be necessary for the preparation thereof. For the purposes of agreeing on the final calculations pursuant to this Section 2.8(b), neither party will be bound by any calculations set forth in the Closing Certificate or any objections (or lack of objections) thereto. Comcast and Insight will endeavor in good faith to resolve any objections within 30 days after the receipt by Comcast of Insight’s timely objections. If such objections or disputes have not been resolved at the end of such 30-day period, the disputed portion only will be determined within the following 30 days by a national accounting firm that is mutually acceptable to Comcast and Insight (the “Arbitrator”), which the parties agree shall be the exclusive means for resolution of such dispute. The determination of the Arbitrator will, with respect to each item in dispute, be within the range for such item as proposed by Comcast in the Final Certificate and Insight in the Objection Notice. The determination of the Arbitrator will be final and will be binding upon the parties. Comcast and Insight will bear equally the expenses of the Arbitrator incurred in connection with such determination.

(c) Within 5 Business Days after the date on which the items contained in the Final Certificate have been finally determined in accordance with Section 2.8(b), the appropriate party shall pay over to the other party in cash the amount by which the Cash Flow Payment, as adjusted at Closing was overstated or understated, as applicable. Any such payment shall bear interest at the Prime Rate from and including the Closing Date to but excluding the date of payment and shall be paid either by cashier’s check or wire transfer of immediately available funds to the account designated by the recipient.

2.9 Transition; Telephony Agreements.

(a) The Transition Plan identifies certain actions required to be taken in order to transition the Telephony Business to Insight or its designee. The parties acknowledge that the Transition Plan is not exhaustive and does not include all of the matters that must be addressed in order for the transition to be completed. Nothing in this Section 2.9(a) or in the Transition Plan shall constitute a representation or warranty regarding any of the matters set forth in the Transition Plan. Following the execution of this Agreement, Comcast and Insight or its designee shall take the actions identified in the Transition Plan and shall cooperate with each other and use their commercially reasonable efforts in order to effectuate and facilitate an orderly transfer of the Acquired Assets and transition of the Telephony Business to Insight or its designee and separation of the Excluded Assets to be retained by Comcast in accordance with this Agreement and all applicable Legal Requirements. Without limiting the generality of the foregoing, if and to the extent requested by Insight or its designee, Comcast shall use commercially reasonable efforts to assist Insight or its designee prior to Closing in connection with securing Replacement Licenses and other Contracts and assets (including software, hardware and connectivity elements) necessary in order to continue the operation and conduct of the Telephony Business following the Closing consistent with Comcast’s operation of the Telephony Business on the date hereof, and/or to replace any Excluded Assets (collectively referred to as the “Replacement Assets,”) and shall make the Telephony Business Employees available on a reasonable basis during normal business hours to assist Insight or its designee in connection with Transition Plan matters; provided that, Insight shall remain solely responsible for securing all such Replacement

Assets; provided further, that, nothing in this Section 2.9(a) shall affect whether any costs or expenses incurred by Comcast shall constitute Transition Costs.

(b) For up to three months following the Closing (subject to the proviso below), Comcast shall continue to perform any of the functions or services currently performed by Comcast in connection with the operation and conduct of the Telephony Business and identified in the Transition Plan as may be reasonably requested by Insight or its designee not less than 65 days prior to Closing, in connection with the continued operation and conduct of the Telephony Business and the transition to Insight or its designee (referred to as “Post-Closing Transition Services”); provided that in the event that the Closing occurs at least one month prior to the Scheduled Date, then Comcast shall continue to provide such functions and services for up to four months following the Closing; provided, further, that, although Insight is unable on the date of this Agreement to identify the particular services and functions it will request Comcast to continue to perform following the Closing, the intention of the parties is for Insight to take over all such functions as of Closing and, in any event, is not for Comcast to provide all of such functions and services following Closing. Comcast’s obligation to provide any such Post-Closing Transition Services shall be subject to the continued employment of Comcast’s applicable Telephony Business Employees and the continued availability of other applicable assets used in the operation of the Telephony Business. All Post-Closing Transition Services that are requested by Insight or its designee shall be provided on terms and conditions mutually and reasonably satisfactory to the parties (including scope, duration, cost and other terms, except as more specifically provided herein); provided that the amount paid by Insight or its designee for such services shall equal the fully allocated cost to Comcast of providing such Post-Closing Transitional Services, including any third party costs. Insight or its designee may instruct Comcast to discontinue providing any or all or the Post-Closing Transition Services or to otherwise reduce its level of efforts at any time on not less than 30 days’ written notice or such shorter notice period that Comcast agrees is acceptable with respect to any particular function or service.

(c) Comcast will process Insight requests for available call detail records relating to the Telephony Business (“CDRs”) in accordance with this Section 2.9(c). With respect to CDRs which Comcast retrieves from AT&T Corp. and its affiliates, for so long as Comcast has access to such CDRs, (1) Comcast will process Insight requests for such CDRs and (2) Insight will reimburse Comcast the actual per record amount Comcast is charged by AT&T Corp., which is $215 per record as of the date hereof. With respect to CDRs which Comcast and its Affiliates maintain on the date hereof, for a period of not less than two years after the Closing and so long as Comcast maintains such CDRs, (1) Comcast will process Insight requests for such CDRs and (2) Insight will pay to Comcast $215 per record, except that, if Comcast outsources the archiving of such records based on a per record retrieval fee, Insight will pay to Comcast the actual per record amount Comcast is charged by the vendor. Prior to destroying any of the CDRs in its possession or control, Comcast shall provide Insight with an opportunity to copy such CDRs at Insight’s cost.

(d) Except as otherwise provided herein, from the date of this Agreement until the Closing, each of the Telephony Agreements shall continue in full force and effect in accordance with their terms, and the parties thereto shall each continue to be subject to the Telephony Agreements and continue to perform their respective obligations thereunder in accordance with their terms and conditions; provided, that, Comcast and Insight hereby agree and acknowledge that the Telephony Agreements are hereby terminated and are void with respect to the Non-Active Markets, and shall have no further force and effect with respect to the Non-Active Markets, effective as of June 1, 2004. For purposes of this Agreement, “Non-Active Markets” means each “Designated Market” listed on Exhibit A to the Cable Facilities Lease Agreement other than the Louisville District, Evansville, Lexington and Columbus. Each of the Telephony Agreements shall terminate automatically effective upon the Closing without any further action by the parties hereto or thereto. Notwithstanding anything in the Telephony Agreements to the contrary, effective upon such termination, the parties hereto and thereto shall no longer be subject to the Telephony Agreements and each party hereto and thereto shall be relieved from any further obligations under the Telephony Agreements, except as follows: (i) the rights and obligations of the parties set forth in Sections 5.5, 5.8, 12, 14, 15 and 17 of the Cable Facilities Lease Agreement shall survive the termination of such agreement indefinitely, except that the rights and obligations of the parties set forth in Section 11.3 of the Cable Facilities Lease Agreement shall not survive such termination, notwithstanding Section 17.10 thereof, and shall be superseded by the rights and obligations of the parties under this Agreement; (ii) the rights and obligations of the parties set forth in Articles IX, X and XII of the Marketing Agreement shall survive the termination of such agreement indefinitely, except that the rights and obligations of the parties set forth in Article VIII of the Marketing Agreement shall not survive such termination, notwithstanding Section 12.11 thereof, and shall be superseded by the rights and obligations of the parties under this Agreement; (iii) the rights and obligations of the parties set forth in Articles 4, 6, 7, 9, 11 and 13 of the Billing Agreement shall survive the termination of such agreement indefinitely, except that the rights and obligations of the parties set forth in Article 5 of the Billing Agreement shall not survive such termination, notwithstanding Section 13.10 thereof, and shall be superseded by the rights and obligations of the parties under this Agreement; and (iv) unless otherwise agreed in writing prior to the Closing Time, the rights and obligations of the parties under the Telephony Agreements in respect of the claims and amounts in dispute as set forth in that Letter Agreement Settlement dated February 16, 2004 shall survive the termination of such agreements; and (v) the rights and obligations of the parties under the Telephony Agreements in respect of any monetary or payment obligations relating to the period prior to termination that remain unpaid as of the Closing shall survive the termination of such agreements and continue in effect until paid (it being the intent of the parties to include any amounts that remain unpaid in the calculation of Current Assets and Total Liabilities and to effectuate final payments thereunder as part of the Cash Flow Payment). For the avoidance of doubt, nothing in Sections 2.3 or 2.4 shall be construed to alter the obligations or liabilities of the parties under the Telephony Agreements (e.g., render Comcast liable for obligations of Insight under the Telephony Agreements or vice versa), which obligations shall continue to be governed by the Telephony Agreements, subject to the other provisions of this Agreement, including this Section 2.9(d), except that Insight and Comcast understand and acknowledge that after Closing,

Comcast will not have any recourse against Comcast Phone Indiana or Comcast Phone Kentucky for any liabilities or obligations under the Telephony Agreements for the period prior to Closing.

(e) Each of the Fiber Leases shall continue in full force and effect in accordance with their terms, and the parties thereto shall each continue to be subject to the Fiber Leases and continue to perform their respective obligations thereunder in accordance with their terms and conditions.

2.10 Insight TelCo Subsidiaries. It is currently anticipated that Insight Communications of Central Ohio, LLC will form a new subsidiary (“Insight Ohio TelCo” and, together with Comcast Phone Kentucky and Comcast Phone Indiana after the Closing, the “Insight TelCo Subsidiaries”) to operate and conduct the Ohio Telephony Business following the Closing, and that Insight Kentucky Partners II, L.P. will acquire the Kentucky LLC Interests and Insight Communications Midwest, LLC will acquire the Indiana LLC Interests. The Ohio Acquired Assets will be acquired by Insight Ohio TelCo. It is also currently anticipated that, concurrently with the Closing, the Insight Cable Subsidiaries and the Insight TelCo Subsidiaries will enter into appropriate intercompany agreements with respect to certain aspects of the operation and conduct of the Telephony Business (e.g., facilities lease agreements) and that management agreements between Insight Communications Company, L.P. (as manager) and the Insight TelCo Subsidiaries will be put in place (the terms of which will be substantively identical to the management agreements currently in place between Insight Communications Company, L.P. (as manager) and the Insight Cable Subsidiaries), either by modifying the existing management agreements or entering into separate management agreements, but in either event the applicable management fee will be paid without duplication with respect to the Telephony Business revenues.

2.11 Consent. TCI of Indiana Holdings, LLC, a Delaware limited liability company, hereby consents to this Agreement, the Transaction Documents and all actions and transactions contemplated hereby or thereby or related hereto or thereto for all purposes, on its own behalf and on behalf of its Affiliates, to the extent such consent is required therefor under the Amended and Restated Limited Partnership Agreement of Insight Midwest, L.P., dated as of January 5, 2001, as amended, and all related agreements.

SECTION 3. INSIGHT’S REPRESENTATIONS AND WARRANTIES

Insight represents and warrants to Comcast as follows:

3.1 Organization and Qualification of Insight. Insight is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and use its assets and to conduct its business as it is currently conducted. Insight is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the ownership, leasing or use of its assets or the nature of its activities in connection with its business makes such qualification necessary, except in any such jurisdiction where the failure to be so qualified and in good standing would not have a material adverse effect on the ownership or operation and conduct of Insight’s business or its assets or on the ability of Insight to perform its obligations under this Agreement.

3.2 Authority and Validity. Insight has all requisite limited liability company power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents to which Insight is a party. The execution and delivery by Insight, the performance by Insight under, and the consummation by Insight of the transactions contemplated by, this Agreement and the Transaction Documents to which Insight is a party have been duly and validly authorized by all required limited liability company action by or on behalf of Insight. This Agreement has been, and when executed and delivered by Insight the Transaction Documents will be, duly and validly executed and delivered by Insight and the valid and binding obligations of Insight, enforceable against Insight in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies.

3.3 No Conflict; Required Insight Consents. Except for, and subject to receipt of, the Required Insight Consents, all of which are listed and marked with an asterisk on Schedule 3.3, the Required Joint Consents, the Replacement Licenses and the Replacement Assets and except as otherwise disclosed on Schedule 3.3, the execution and delivery by Insight, the performance of Insight under, and the consummation of the transactions contemplated by, this Agreement and the Transaction Documents to which Insight is a party do not and will not: (a) conflict with or violate any provision of Insight’s Organizational Documents; (b) violate any provision of any Legal Requirement; (c) require Insight to obtain or make any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or (d) (i) conflict with, violate, result in a breach of or constitute a default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), (ii) permit or result in the termination, suspension or modification of, or (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Insight under, any other instrument or other agreement to which Insight is a party or by which Insight or any of its assets is bound or affected.

3.4 Finders and Brokers. Insight has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement for which Comcast could be liable.

3.5 Litigation. Except for immaterial customer claims in the usual, regular and ordinary course of business of the Insight Telephony Services, and normal day-to-day operations consistent with past custom and practices, and as of the date of this Agreement: (a) there is no Litigation pending or, to Insight’s knowledge, threatened, and, to Insight’s knowledge, there is no investigation pending or threatened, by or before any Governmental Authority or private arbitration tribunal against Insight or any of Insight’s Affiliates related to or affecting the Insight Telephony Services, the Telephony Business or the Acquired Assets; and (b) there is not in existence any Judgment requiring Insight to take any action of any kind with respect to the conduct or operation of the Insight Telephony Services (except for any Judgment affecting the telephony industry generally that is not specific to Insight).

SECTION 4. COMCAST’S REPRESENTATIONS AND WARRANTIES

Comcast represents and warrants to Insight as follows:

4.1 Organization and Qualification of Comcast Parties. Each of Comcast Cable, Comcast Phone, Comcast Phone Indiana, Comcast Phone Kentucky and Comcast Phone Ohio is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and use its assets owned, leased or used by it and to conduct its business as it is currently conducted. Each of Comcast Cable, Comcast Phone, Comcast Phone Indiana, Comcast Phone Kentucky and Comcast Phone Ohio is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the ownership, leasing or use of the Acquired Assets or the nature of its activities in connection with the Telephony Business makes such qualification necessary, except in any such jurisdiction where the failure to be so qualified and in good standing would not have a material adverse effect on the ownership or operation and conduct of the Telephony Business or the Acquired Assets or on the ability of Comcast to perform its obligations under this Agreement. Comcast Cable changed its name from AT&T Broadband, LLC in November, 2002 and is a current party to each of the Telephony Agreements.

4.2 The LLC Interests.

(a) Comcast Phone is, and on the Closing Date will be, the sole record and beneficial owner of 100% of the LLC Interests, free and clear of all Liens, and the LLC Interests constitute all the issued and outstanding limited liability company interests in Comcast Phone Kentucky and Comcast Phone Indiana, respectively. Upon consummation of the transactions contemplated in this Agreement, Comcast Phone will transfer good, valid and marketable title to the LLC Interests, free and clear of all Liens, and the LLC Interests will be fully paid and nonassessable. There is no other class or series of equity authorized under Comcast Phone Kentucky’s Organizational Documents and Comcast Phone Indiana’s Organizational Documents, respectively. No person has any right to require Comcast Phone Kentucky to create any class or series of equity not currently authorized under Comcast Phone Kentucky’s Organizational Documents. No person has any right to require Comcast Phone Indiana to create any class or series of equity not currently authorized under Comcast Phone Indiana’s Organizational Documents. True and correct copies of Comcast Phone Kentucky’s Organizational Documents and Comcast Phone Indiana’s Organizational Documents have been delivered to Insight.

(b) There are no subscription rights, options, warrants, calls, commitments, preemptive rights or other rights of any kind to acquire from Comcast Phone Kentucky or Comcast Phone Indiana, and no obligation of any kind of Comcast Phone Kentucky or Comcast Phone Indiana to issue or sell, any equity interest or other voting securities of Comcast Phone Kentucky or Comcast Phone Indiana, respectively, or any securities of Comcast Phone Kentucky or Comcast Phone Indiana convertible into or exchangeable for such equity interests or voting securities. There are no equity equivalents, interests in the ownership or earnings of, or equity appreciation, phantom equity or other similar rights of, or with respect to, Comcast Phone Kentucky or Comcast Phone Indiana, respectively. There is no liability for, or obligation with respect to, any dividends, distributions or similar participation interests declared or accumulated but unpaid with respect to any of the LLC Interests.

(c) All of the LLC Interests were validly issued and are fully paid and non-assessable, were not issued in violation of any preemptive rights created by statute, Comcast Phone Kentucky’s Organizational Documents or Comcast Phone Indiana’s Organizational Documents or any contract and are not subject to any such preemptive right. Each of the LLC Interests has been issued in compliance with all applicable laws, including all federal and state corporate and securities laws.

(d) Except as provided in this Agreement, there are no outstanding obligations (contractual or otherwise) of Comcast Phone Kentucky to repurchase, redeem or otherwise acquire any of the Kentucky LLC Interests or any other securities of the type described in this Section 4.2, if any. Except as provided in this Agreement, there are no outstanding obligations (contractual or otherwise) of Comcast Phone Indiana to repurchase, redeem or otherwise acquire any of the Indiana LLC Interests or any other securities of the type described in this Section 4.2, if any. There is no restriction upon the voting or transfer of any of the Kentucky LLC Interests pursuant to Comcast Phone Kentucky’s Organizational Documents or any agreement or other instrument to which Comcast Phone Kentucky or Comcast Phone is a party or by which Comcast Phone Kentucky or Comcast Phone is bound, other than customary restrictions or requirements of Governmental Authorities applicable to utilities. There is no restriction upon the voting or transfer of any of the Indiana LLC Interests pursuant to Comcast Phone Indiana’s Organizational Documents or any agreement or other instrument to which Comcast Phone Indiana or Comcast Phone is a party or by which Comcast Phone Indiana or Comcast Phone is bound, other than customary restrictions or requirements of Governmental Authorities applicable to utilities. There is no outstanding vote, plan or pending proposal for any redemption of the LLC Interests, or the merger or consolidation of either Comcast Phone Kentucky or Comcast Phone Indiana with or into any other entity. There are no voting trusts, proxies or other agreements in effect with respect to the voting or transfer of the LLC Interests.

(e) Comcast Phone Kentucky was formed on March 28, 2001, and since its formation, Comcast Phone Kentucky has conducted no business or operations other than in connection with its performance of the Telephony Agreements and has not incurred any liabilities or acquired any assets except in connection with its operation and conduct of the Kentucky Telephony Business. Comcast Phone Indiana was formed on March 28, 2001, and since its formation, Comcast Phone Indiana has conducted no business or operations other than in connection with its performance of the Telephony Agreements and has not incurred any liabilities or acquired any assets except in connection with its operation and conduct of the Indiana Telephony Business. Without limiting the foregoing, neither Comcast Phone Kentucky or Comcast Phone Indiana is the successor to any predecessor entity or has assumed any liabilities or acquired any assets from any other Person by merger, consolidation or similar transaction or by operation of law.

4.3 Authority and Validity. Each of Comcast Cable, Comcast Phone, Comcast Phone Indiana, Comcast Phone Kentucky and Comcast Phone Ohio has all requisite limited liability company power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents to which it is a party. The execution and delivery by each of Comcast Cable, Comcast Phone, Comcast Phone Indiana, Comcast Phone Kentucky and Comcast Phone Ohio, the performance by each such Person under, and the consummation by each such Person of the transactions contemplated by, this Agreement and the Transaction Documents to which it is a party have been duly and validly authorized by all required limited liability company action by or on behalf of such Person. This Agreement has been, and when executed and delivered by each of Comcast Cable, Comcast Phone, Comcast Phone Indiana, Comcast Phone Kentucky and Comcast Phone Ohio the Transaction Documents will be, duly and validly executed and delivered by each such Person and the valid and binding obligations of each such Person, enforceable against each such Person in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies.

4.4 No Conflict; Required Comcast Consents. Except for, and subject to receipt of, the Required Comcast Consents, all of which are listed and marked with an asterisk on Schedule 4.4, the Required Joint Consents, and except as otherwise disclosed on Schedule 4.4, the execution and delivery by Comcast, the performance of Comcast under, and the consummation of the transactions contemplated by, this Agreement and the Transaction Documents to which it is a party do not and will not: (a) conflict with or violate any provision of any Organizational Documents of Comcast; (b) violate any provision of any Legal Requirement; (c) require Comcast to obtain or make any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or (d) (i) conflict with, violate, result in a breach of or constitute a default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Comcast under, (iv) result in the creation or imposition of any Lien under, any Communications License, Assumed Contract, or other instrument evidencing any of the Acquired Assets.

4.5 Assets.

(a) Comcast Phone Ohio has good and valid title to (or, in the case of Acquired Assets that are leased, valid leasehold interests in) the Ohio Acquired Assets. The Ohio Acquired Assets are free and clear of all Liens, except (i) Permitted Liens and (ii) Liens described on Schedule 4.5(a), all of which Liens on Schedule 4.5(a) will be terminated or released, as appropriate, at or prior to the Closing.

(b) Comcast Phone Kentucky has good and valid title to (or, in the case of Kentucky Acquired Assets that are leased, valid leasehold interests in) the Kentucky Acquired Assets. The Kentucky Acquired Assets are free and clear of all Liens, except (i) Permitted Liens and (ii) Liens described on Schedule 4.5(b), all of which Liens on Schedule 4.5(b) will be terminated or released, as appropriate, at or prior to the Closing.

(c) Comcast Phone Indiana has good and valid title to (or, in the case of Indiana Acquired Assets that are leased, valid leasehold interests in) the Indiana Acquired Assets. The Indiana Acquired Assets are free and clear of all Liens, except (i) Permitted Liens and (ii) Liens described on Schedule 4.5(c), all of which Liens on Schedule 4.5(c) will be terminated or released, as appropriate, at or prior to the Closing.

(d) Except for Ordinary Business Assets, Schedule 1.14 is a true and correct list as of the date indicated thereon of all furniture, fixtures, equipment, machinery, supplies, vehicles, inventory, and other tangible personal property, hardware, connectivity and other network equipment assets and facilities owned, leased, held for use or used by Comcast solely in connection with the Telephony Business, including the location thereof. The Equipment is free from material defects and is in good operating condition and repair (ordinary wear and tear excepted). All of the Equipment is owned by Comcast. To the extent any of the Acquired Assets are located on premises to which Insight does not already have rights of access and use, the Acquired Assets are either on property owned or leased by Comcast at which such assets will be made available to Insight, or the Acquired Assets include valid and enforceable rights of access to and use of such Acquired Assets.

(e) Except for items included in the Excluded Assets, the Acquired Assets constitute all the assets necessary for Comcast to conduct and operate the Telephony Business substantially as it is being conducted and operated on the date of this Agreement and in compliance in all material respects with all applicable Legal Requirements.

4.6 Licenses, Tariffs and Assumed Contracts.

(a) Schedules 1.17, 1.45 and 2.1(b) contain a true and correct list of all the Licenses, except for any Ordinary Business Assets and any Licenses relating to Company-Wide Arrangements. Complete and correct copies of the Licenses have been delivered by Comcast to Insight. Each of the Licenses is currently in full force and effect and is valid and enforceable under all applicable Legal Requirements according to its terms. There is no legal action, governmental proceeding or, to Comcast’s knowledge, investigation, pending or to Comcast’s knowledge threatened, to terminate, suspend or modify any License and, except as set forth on Schedule 4.6(a), Comcast is in material compliance with the terms and conditions of all the Licenses and with other applicable requirements of all Governmental Authorities (including the FCC and the State PUCs) relating to the Licenses, including all requirements for notification, filing, reporting, payments to mandatory funds, posting and maintenance of logs and records. All areas served by the Telephony Business are served pursuant to one of the Communications Licenses.

(b) The regulatory tariffs applicable to the Telephony Business stand in full force and effect on the date of this Agreement in accordance with all terms, and there is no outstanding investigation or notice of cancellation or termination of a regulatory tariff or, to Comcast’s knowledge, any threatened investigation, cancellation or termination of a regulatory tariff in connection therewith, nor is Comcast subject to any restrictions or conditions applicable to its regulatory tariffs that materially limit or would materially limit the operation or conduct of the Telephony Business (other than restrictions or conditions generally applicable to tariffs of that type). Each such tariff has been duly and validly approved or, if applicable, permitted to take effect, by the regulatory agency with jurisdiction over the services contained in the subject tariff. Comcast is not in material default under the terms and conditions of any such tariff and there is no basis for any claim of default by Comcast in any material respect under any such tariff, in each case, except with respect to individual customer matters that are not in the aggregate material. Except as disclosed on Schedule 4.6(b), there are no applications by Comcast or, to Comcast’s knowledge, complaints or petitions by others or proceedings pending or threatened before any State PUC relating to the Telephony Business or its operations or the regulatory tariffs, other than customary subscriber or third party complaints filed against telephony providers in the Ordinary Course of Business that are not in the aggregate material. To the knowledge of Comcast, there are no material violations by subscribers or others under any such tariff, except with respect to individual subscriber matters that are not in the aggregate material. A true and correct copy of each tariff applicable to the Telephony Business has been delivered or made available to Insight.

(c) Schedule 1.2 contains a true and complete list of all Contracts, except Contracts which are specifically enumerated on Schedules 2.2(a), (m) or (n) as Excluded Assets, and except for Ordinary Business Assets and Contracts relating to Company-Wide Arrangements. Comcast has delivered to Insight complete and correct copies of all Assumed Contracts (as amended to date), and such documents constitute the entire agreement with the other party. Each Assumed Contract is in full force and effect and constitutes the valid, legal, binding and enforceable obligation of Comcast and, to Comcast’s knowledge, the other party.

Except as set forth on Schedule 4.12, Comcast is not, and to Comcast’s knowledge each other party thereto is not, in breach or default of any material terms or conditions thereunder, and, to Comcast’s knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default under any Assumed Contract or permit termination, modification or acceleration thereof, or materially reduce the benefits thereunder. Comcast has not been notified that any party to any Assumed Contract has repudiated any provision thereof. Subject to receipt of the Comcast Required Consents, each Assumed Contract will continue to be valid, legal, binding, enforceable and in full force and effect on identical terms following the Closing. For purposes of this subsection (c), only individual customer contracts entered into in the Ordinary Course of Business shall not be considered Contracts or Assumed Contracts.

4.7 Real Property. Except for real property specifically listed on Schedule 1.39 as an Acquired Asset and Schedule 2.2(m) as an Excluded Asset, Comcast does not own any real property that is used or held for use solely in connection with the Telephony Business and does not have any leasehold interests in real property that is held for use or used solely in connection with the Telephony Business and, except relating to Company-Wide Arrangements, does not have any other Real Property Interests. Comcast Phone Kentucky and Comcast Phone Indiana have never owned any real property.

4.8 Environmental. Except as set forth on Schedule 4.8, in connection with the Telephony Business, Comcast is and has been in compliance in all material respects with all Environmental Laws. Except as set forth on Schedule 4.8, in connection with the Telephony Business, Comcast has not either directly or indirectly (i) generated, stored, used, treated, handled, discharged, released or disposed of any Hazardous Substances at, on, under, in or about, to or from or in any other manner affecting, any real property, (ii) transported any Hazardous Substances to or from any real property or (iii) undertaken or caused to be undertaken any other activities relating to any real property, in each case, which could reasonably be expected to give rise to any material liability under any Environmental Law.

4.9 Compliance with Legal Requirements. Except as set forth on Schedule 4.9 and except relating to acts or omissions of Insight and its Affiliates, the ownership, leasing and use of the Acquired Assets and the operation and conduct of the Telephony Business do not violate or infringe, and since January 1, 2003, has not violated or infringed, and prior to January 1, 2003, to Comcast’s knowledge, has not violated or infringed, in each case, in any material respect any Legal Requirements, including (i) the Communications Act, and (ii) all other applicable Legal Requirements relating to the construction, maintenance, ownership and operation of the Acquired Assets and the operation and conduct of the Telephony Business. Except as set forth on Schedule 4.9 and except relating to acts or omissions of Insight and its Affiliates, Comcast has received no written notice of any material violation by Comcast or the Telephony Business of any Legal Requirement applicable to the operation and conduct of the Telephony Business and to Comcast’s knowledge, there is no existing fact, circumstance or condition that could reasonably form the basis for a finding by any Governmental Authority of any such material violation.

4.10 Patents, Trademarks and Copyrights. Except as disclosed on Schedule 1.36, Comcast does not possess any patent, patent right, trademark or copyright material to the operation and conduct of the Telephony Business, and Comcast is not a party to any license or royalty agreement with respect to any such patent, patent right, trademark or copyright.

4.11 Financial Statements; Undisclosed Liabilities; Absence of Certain Changes or Events. Comcast has delivered to Insight complete and correct copies of the (unaudited) combined financial results of operating income before depreciation and amortization for the Telephony Business for the year ended December 31, 2003 and for the five month period ended May 31, 2004 and (unaudited) combined balance sheets as of December 31, 2003 and May 31, 2004 (all of such financial statements and notes being hereinafter referred to as “Financial Statements”, and such May 31, 2004 financial statements and notes being referred to as the “May 2004 Financial Statements”). The Financial Statements are in accordance with the books and records of the Telephony Business, were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby except for the exclusion of (i) depreciation, amortization, interest expense, income taxes and other non-operating income and expense items; (ii) purchase accounting adjustments related to Comcast’s acquisition of AT&T Broadband; and (iii) statement of cash flows, statement of shareholders’ equity and footnotes, and present fairly the combined financial condition and results of operations of the Telephony Business at the dates and for the periods indicated, subject only to standard month-end adjustments and the exclusions noted above. The (unaudited) combined balance sheet as of May 31, 2004 (the “Balance Sheet Date”) included in the Financial Statements is herein called the “Balance Sheet.” As of the date hereof, except for purchase accounting adjustments related to the AT&T Broadband acquisition and except for normal trade and business liabilities and obligations (i) disclosed, reflected or reserved against on the face of the Balance Sheet, or (ii) incurred in the Ordinary Course of the Business after the Balance Sheet Date, neither Comcast Phone Indiana nor Comcast Phone Kentucky has any other Liabilities that are required to be recorded on the Balance Sheet in accordance with GAAP and Comcast Phone Ohio does not have any other Liabilities associated with the Telephony Business that are required to be recorded on the Balance Sheet in accordance with GAAP. Neither Comcast Phone Indiana nor Comcast Phone Kentucky has any capitalized leases other than the Fiber Leases. Neither Comcast Phone nor Comcast Phone Ohio has any capitalized leases relating to the Telephony Business other than the Fiber Leases. From the Balance Sheet Date to the date hereof, except as set forth on Schedule 4.11, with regards to the Telephony Business, (x) Comcast has not incurred any Liability, except normal trade or business obligations incurred in the Ordinary Course of Business; (y) there has been no material adverse change in the Acquired Assets or in the Telephony Business, condition, financial or otherwise, or liabilities of the Telephony Business and, to Comcast’s knowledge, other than financial accounting adjustments that may be necessary to reflect the terms of this Agreement, no fact or condition exists which would result in such a change in the future; and (z) the Telephony Business has been conducted only in the Ordinary Course of Business, in each case, except as required to comply with this Agreement and the transactions contemplated thereby.

4.12 Litigation. Except for immaterial customer claims in the Ordinary Course of Business, and except as set forth in Schedule 4.12: (a) there is no Litigation pending or, to Comcast’s knowledge, threatened, and, to Comcast’s knowledge, there is no investigation pending or threatened, by or before any Governmental Authority or private arbitration tribunal against Comcast or any of Comcast’s Affiliates related to or affecting the Telephony Business or the Acquired Assets; and (b) there is not in existence any Judgment requiring Comcast to take any action of any kind with respect to the Acquired Assets or the conduct or operation of the Telephony Business, or to which Comcast (with respect to the Telephony Business), the Telephony Business or the Acquired Assets are subject or by which they are bound or affected. Except for immaterial customer claims in the Ordinary Course of Business, and except as set forth in Schedule 4.12: (a) there is no Litigation pending or, to Comcast’s knowledge, threatened, and, to Comcast’s knowledge, there is no investigation pending or threatened, by or before any Governmental Authority or private arbitration tribunal against Comcast Phone Kentucky or Comcast Phone Indiana; and (b) there is not in existence any Judgment to which Comcast Phone Indiana or Comcast Phone Kentucky, the Kentucky Acquired Assets or the Indiana Acquired Assets are subject or by which they are bound or affected, except for any Judgment affecting the telephony industry generally that is not specific to them, or any Judgment that is disclosed on Schedule 4.12 and to which they will not be subject after Closing.

4.13 Tax Matters.

(a) Each of Comcast Phone Indiana and Comcast Phone Kentucky has been throughout its entire existence, and will continue through Closing to be, classified for federal Tax purposes as a business entity that is disregarded as an entity separate from its owner pursuant to Treasury Regulations section 301.7701-3(b).

(b) Comcast has duly and timely filed with the appropriate taxing authorities all federal, state, local and foreign Tax returns and other Tax reports that it was required to file with respect to the Telephony Business and the Acquired Assets, all such Tax returns and reports are correct and complete in all material respects except that no representation is made herein with respect to information included therein that was provided by Insight, and Comcast has timely paid all Taxes which have become due and payable relating to the Telephony Business and the Acquired Assets (whether or not shown as due on any such Tax return or report). Except as set forth on Schedule 4.13, Comcast has received no notice of, nor does Comcast have any knowledge of, any deficiency, assessment or audit, or proposed deficiency, assessment or audit from any taxing authority which could affect the Telephony Business or any of the Acquired Assets or which could result in the imposition of a Lien upon any of the Acquired Assets or which could result in the imposition of any liability upon Insight or its Affiliates.

4.14 Employment Matters.

(a) Schedule 4.14(a) contains a complete and correct list of the names and positions of all employees engaged by Comcast or Comcast’s Affiliates solely in connection with the Telephony Business as of the date of this Agreement (“Telephony Business Employees”), the employer and work location of such Telephony Business Employee, the original hire date, then-current positions and rates of compensation (provided separately but not on such schedule), rate type (hourly or salary) and scheduled hours per week, whether the employee is subject to an employment agreement, a collective bargaining agreement or represented by a labor organization and indicating which of such employees Comcast desires to retain as its employees (“Retained Employees”). Comcast and Comcast’s Affiliates have, with respect to the Telephony Business, complied in all material respects with all applicable Legal Requirements relating to the employment of labor, including the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq. (“WARN”), continuation coverage requirements with respect to group health plans and those relating to wages, hours, collective bargaining, unemployment insurance, worker’s compensation, equal employment opportunity, age, sex, race and disability discrimination, occupational safety, immigration control and the payment and withholding of Taxes. Except as set forth in Schedule 4.14(a), to Comcast’s knowledge, there are no current or threatened investigations by any Governmental Authority relating to the status of workers who are treated as independent contractors and who are engaged by Comcast or Comcast’s Affiliates in connection with the Telephony Business.

(b) For purposes of this Agreement, “Plans” means each employee benefit plan (as defined in Section 3(3) of ERISA) or any multiemployer plan (as defined in Section 3(37) of ERISA) which is sponsored or maintained by Comcast or Comcast’s ERISA Affiliates or to which Comcast or Comcast’s ERISA Affiliates contributes and which benefits the Telephony Business Employees. The Plans in which any Telephony Business Employees participate are set forth on Schedule 4.14(b). No Plan is sponsored by Comcast Phone Indiana or Comcast Phone Kentucky and neither Comcast Phone Indiana nor Comcast Phone Kentucky is a party to any contract or other agreement relating to any Plan other than such contracts and agreements that are terminable at any time without incurring any additional fees, penalties, costs or other expenses. None of Comcast, any of Comcast’s ERISA Affiliates, any Plan other than a multiemployer plan (as defined in Section 3(37) of ERISA), or to the knowledge of Comcast or any of Comcast’s ERISA Affiliates, any Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA), is in material violation of any provision of the United States Internal Revenue Code of 1986, as amended on or prior to the Closing Date, (the “Code”) or ERISA. Each Plan that is intended to qualify under Section 401(a) of the Code is subject to a favorable determination letter and to the knowledge of Comcast or any of Comcast’s ERISA Affiliates, no condition exists or is expected to occur that could reasonably be expected to affect the validity of such letter, and each such Plan has been operated in material compliance with all applicable requirements under the Code. Except as set forth on Schedule 4.14(b), no material “reportable event” (as defined in Sections 4043(c)(1), (2), (3), (5), (6), (7), (10) and (13) of ERISA), non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code), “accumulated funding deficiency” (as defined in Section 302 of ERISA), or “withdrawal liability” (as determined under Section 4201 et seq. of ERISA) has occurred or exists with respect to any Plan which reasonably could result in any liability to Insight or any of Insight’s ERISA Affiliates or the imposition of any lien on the assets of the Telephony Business. No material “accumulated funding deficiency” (as defined in Section 302 of ERISA) or “withdrawal liability” (as determined under Section 4201 et seq. of ERISA) has occurred or exists and is continuing with respect to any Plan other than a multiemployer plan (as defined in Section 3(37) of ERISA) or to the knowledge of Comcast or any of Comcast’s ERISA Affiliates, any Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA). After the Closing, neither Insight nor any of its ERISA Affiliates will be required, under ERISA, the Code, any collective bargaining agreement, or this Agreement to establish, maintain or continue any Plan currently maintained by Comcast or any of Comcast’s ERISA Affiliates.

(c) Except as set forth on Schedule 4.14(c), (i) there are no collective bargaining agreements applicable to any Telephony Business Employee; (ii) none of Comcast or Comcast’s Affiliates has any duty to and none has agreed to bargain with any labor organization with respect to any such Person; (iii) to the knowledge of Comcast and Comcast’s Affiliates, there are not pending any unfair labor practice charges against Comcast or Comcast’s Affiliates with respect to any such Person, any demand for recognition or any other effort of or request or demand from, a labor organization for representative status with respect to any Person employed by Comcast or Comcast’s Affiliates in connection with the Telephony Business now or to the knowledge of Comcast and Comcast’s Affiliates, within the last one year; and (iv) there are not currently pending or threatened, nor to the knowledge of Comcast and Comcast’s Affiliates, have there been within the last one year any strikes, picketing, work slow downs or other labor disputes involving or relating to Telephony Business Employees. Except as described on Schedule 4.14(c), neither Comcast nor Comcast’s Affiliates has any employment Contracts, either written or oral except for oral contracts terminable at will without penalty, with any Telephony Business Employee and none of the employment Contracts listed on Schedule 4.14(c) requires Comcast or Comcast’s Affiliates or will require Insight or its Affiliates to employ any Person after the Closing. Except as expressly provided under Section 5.3, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder, will result in any obligation of Insight or any of Insight’s ERISA Affiliates (i) to, under or otherwise relating to any employee benefit plan (as defined in Section 3(3) of ERISA) sponsored, maintained or contributed to by Comcast or any of Comcast’s ERISA Affiliates; (ii) to, under or otherwise relating to any collective bargaining agreement or any other obligation arising in connection with any demands, claims, disputes or charges by or in respect of any labor organization relating to the employment of any Telephony Business Employee; or (iii) to, on behalf of or otherwise relating to any Telephony Business Employee or any other employee of Comcast or its Affiliates.

4.15 Finders and Brokers. Comcast has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement for which Insight could be liable.

4.16 Transactions With Affiliates. Except for “Company-Wide Arrangements”, and except to the extent set forth in Schedule 4.16 or included in the Excluded Assets, Comcast is not a party to any business arrangement or contract with, and has no liability or obligation to, any of Comcast’s Affiliates relating to the operation of the Telephony Business, and no Person other than Comcast Phone Ohio, Comcast Phone Kentucky or Comcast Phone Indiana owns, leases or holds for use any Acquired Assets. As used herein, “Company-Wide Arrangements” means ordinary corporate and organizational functions provided by Comcast Affiliates to Comcast, such as legal, accounting, audit, insurance, employee benefits, purchasing, treasury, information technology, and other company-wide vendor or cross-business relationships of which the Telephony Business may be the beneficiary.

4.17 Transactions With AT&T. None of the agreements or arrangements between Comcast and AT&T Corp. or any Affiliate of AT&T Corp. will be binding on Insight or the Telephony Business after Closing (except to the extent included in the Assumed Contracts or included as an Assumed Liability pursuant to Section 2.3(c) or (d)).

SECTION 5. ADDITIONAL COVENANTS

5.1 Access to Premises and Records. Between the date of this Agreement and the Closing Date, upon Insight’s prior request, Comcast will give to Insight and its representatives reasonable access during normal business hours to all the premises and books and records, including the general ledger, of the Telephony Business and to all the Acquired Assets and its personnel and will make available to Insight and its representatives all such documents, financial information and other information regarding the Telephony Business and the Acquired Assets as Insight from time to time reasonably may request; provided that no investigation by Insight will affect or limit the scope of any of the representations, warranties, covenants and indemnities of Comcast in this Agreement or in any Transaction Document or limit Comcast’s liability for breach of any of the foregoing.

5.2 Continuity and Maintenance of Operations; Certain Deliveries and Notices.

(a) Affirmative Covenants. Between the date of this Agreement and the Closing, Comcast, with respect to the Telephony Business and the Acquired Assets, shall:

(i) conduct and operate the Telephony Business only in the Ordinary Course of Business and in accordance and compliance with the Telephony Agreements, including continuing to make ordinary marketing, advertising and promotional expenditures, if any, and, to the extent consistent with such operation and conduct, will use its commercially reasonable efforts to (A) preserve the current Telephony Business intact in all material respects, including preserving existing relationships with State PUCs, local exchange carriers, interexchange carriers, suppliers, customers and others having business dealings with it, (B) keep available the services of employees and agents providing services in connection with the Telephony Business as necessary to conduct and operate the Telephony Business in the Ordinary Course of Business and perform its obligations with respect to the transition, provided that, this clause (B) shall not require Comcast to pay any stay bonuses or other non-ordinary compensation and shall not limit Comcast’s use of employees of Comcast Affiliates and contractors, and (C) preserve all the Telephony Business’ tariffs, certificates, Communications Licenses and other authorizations and other material rights issued by any Governmental Authority which are necessary for its operation of the Telephony Business or Acquired Assets;

(ii) maintain (A) the Acquired Assets in good repair, order and condition, ordinary wear and tear excepted, consistent with past practices, (B) equipment and inventory for the Telephony Business at levels consistent with past practices, (C) in full force and effect policies of insurance with respect to the Telephony Business consistent with past practices, and (D) its books, records and accounts with respect to the Acquired Assets and the operation and conduct of the Telephony Business in the usual, regular and ordinary manner on a basis consistent with past practices;

(iii) promptly after completion (and no less frequently than monthly and for each monthly period), deliver to Insight true and complete copies of all financial statements of the type described in and in compliance with the representations and warranties made in Section 4.11, and all operating reports with respect to the operation and conduct of the Telephony Business prepared in the Ordinary Course of Business by or for Comcast at any time from the date of this Agreement until the Closing;

(iv) give or cause to be given to Insight and its counsel, accountants and other representatives for reasonable review and comment, as soon as reasonably possible but in any event prior to the date of submission to the appropriate Governmental Authority, copies of all forms required to be filed by Comcast with any Governmental Authority, such forms to be consistent with past practices except as they relate to the transactions contemplated hereby;

(v) promptly notify Insight of any fact, circumstance, event or action by it or otherwise which if known at the date of this Agreement would have been required to be disclosed by Comcast pursuant to Section 4 of this Agreement or which will result in the condition set forth in Section 6.1(a) not being satisfied at Closing, and Comcast will use its commercially reasonable efforts to remedy the same;

(vi) maintain and comply in all material respects with all of the Assumed Contracts and other Contracts applicable to the Telephony Business;

(vii) maintain the validity of the Licenses and comply in all material respects with all requirements of the Licenses, tariffs and the rules and regulations of the FCC and State PUCs;

(viii) comply in all material respects with all other Legal Requirements;

(ix) prosecute with due diligence any pending applications with respect to the Licenses included in the Acquired Assets, including any renewals thereof;

(x) continue to make capital and other expenditures and deferred charges associated with capitalized software in the Ordinary Course of Business; provided, however, that except as set forth on Schedule 5.2(a), Comcast shall not make any capital expenditure (including for equipment held for future use) or deferred charges in connection with the Telephony Business in excess of $20,000 without Insight’s prior approval; and

(xi) with respect to the Communications Licenses, make all filings and reports and pay all fees necessary for the continued operation of the Telephony Business, as and when such filings, or reports or payments are necessary.

(b) Negative Covenants. Except as necessary to comply with all applicable Legal Requirements and except as expressly required or permitted by this Agreement or as otherwise consented to by Insight in writing prior to the Closing, from the date of this Agreement until the Closing, with respect to the Telephony Business and the LLC Interests, Comcast shall not:

(i) (A) enter into, amend, extend, modify, terminate, renew, fail to renew, or suspend any Assumed Contract or other instrument that would be included in the Acquired Assets, other than customer agreements in the Ordinary Course of Business or (B) enter into, amend, extend, modify, terminate, renew, fail to renew or suspend any Contract or other instrument if such action would be detrimental the Telephony Business under the circumstances; provided that, Comcast shall be permitted, without Insight’s consent, to: (x) enter into, extend, amend, modify or renew any Contract in the Ordinary Course of Business for any circuit, trunk, facility or collocation that expires or is terminable without penalty within one year after Closing; (y) enter into, extend, amend, modify or renew any Contract in the Ordinary Course of Business that expires or is terminable without penalty within one year after Closing and for which the aggregate yearly cost or revenue to the Telephony Business thereunder is not reasonably expected to exceed $25,000; and (z) enter into, extend, amend, modify or renew any Contract in the Ordinary Course of Business with a third party service contractor so long as such Contract expires or is terminable without penalty upon the Closing; provided further, that, when Comcast makes a request pursuant to this Section 5.2(b)(i), Insight’s consent shall not be unreasonably withheld, delayed or conditioned;

(ii) enter into any Contract containing covenants that would limit the freedom of Insight or its Affiliates to compete or participate in any line of telephony business or activities in any geographic area;

(iii) enter into any business or arrangement or otherwise take any action with respect to the Telephony Business or the LLC Interests that would reasonably be expected to have a material adverse impact on the ability of Comcast and Insight to obtain, or impair or delay the granting of, any material consents of Governmental Authorities (including the FCC Consents, the State PUC Consents and any Replacement Licenses) necessary in connection with this Agreement; provided that, nothing in this subsection shall restrict Comcast and its Affiliates’ ability to enter into other business transactions and arrangements unrelated to the Telephony Business and the LLC Interests, whether or not consent or approval of a Governmental Authority is required in connection therewith;

(iv) engage in any marketing other than in the Ordinary Course of Business and in accordance with the Telephony Agreements;

(v) take any action which could reasonably be expected to result in the revocation, surrender or any adverse modification of, forfeiture of, or failure to renew under regular terms, any of the Communications Licenses included in the Acquired Assets;

(vi) modify, terminate, renew, suspend or apply for any License that would be included in the Acquired Assets;

(vii) modify pricing for products or services or institute any proceeding with respect to, or otherwise change, amend or supplement any of its tariffs or make any other filings with the State PUCs, except for regulatory fees, recoupments or pass-through charges to the extent allowable by the applicable Governmental Authority;

(viii) waive, release, grant, transfer or permit to lapse, in writing, any rights of material value applicable to the Acquired Assets or the Telephony Business;

(ix) sell, transfer or assign any portion of the Acquired Assets other than assets sold or disposed of due to obsolescence or disrepair in the Ordinary Course of Business or that are replaced by other assets of comparable utility and value, or permit the creation of a Lien, other than a Permitted Lien, on any Acquired Asset;

(x) engage in any hiring or employee compensation practices (including increasing salary or benefits available under Plans, including severance plans or policies) that are inconsistent with past practices except for changes in such practices implemented by Comcast and Comcast’s Affiliates on a company-wide basis (and it being agreed that Comcast will give prompt notice to Insight of any such changes); provided that nothing contained herein shall limit severance and similar arrangements that may be offered by Comcast to employees of the Telephony Business or limit the use of Comcast Affiliates’ employees or contractors in connection with the Telephony Business;

(xi) except in connection with their transfer to Insight as mutually agreed, amend, modify, restate or otherwise change Comcast Phone Kentucky’s Organizational Documents or Comcast Phone Indiana’s Organizational Documents;

(xii) take or omit to take any action that would result in Comcast’s representations and warranties in Sections 4.2 or 4.11 being untrue;

(xiii) make any change in any method of accounting or accounting practice or policy other than those required by GAAP or any change to its intercompany allocation practice or policy;

(xiv) adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization relating to Comcast Phone Kentucky or Comcast Phone Indiana;

(xv) with respect to Comcast Phone Kentucky and Comcast Phone Indiana, acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership, or other business organization or any division thereof or any material amount of assets except for acquisitions of inventory and the purchase of raw materials, supplies and equipment in the Ordinary Course of Business; or

(xvi) make any commitment to take any actions prohibited by the provisions of this Section 5.2(b).

(c) Possible Service Outage. Notwithstanding anything in Article 5 to the contrary, in the event an imminent service outage is possible because any Equipment becomes inoperable, Comcast shall be permitted to repair or replace such Equipment and/or enter into, extend or modify an agreement in connection therewith in accordance with past custom and practices, without prior approval of Insight; provided that, any such replacement Equipment or agreement shall be reasonable under the circumstances, and any such agreement shall expire or be terminable without penalty within one year after the Closing; and provided further, that Comcast shall give notice to Insight within 48 hours after taking any action under this subsection.

5.3 Employees.

(a) As of the Closing, Insight or its Affiliates may, but shall have no obligation to, employ, continue to employ or offer employment to any Telephony Business Employees that are not Retained Employees. Schedule 4.14(a) shall be updated on or about the 40th day after the date hereof to reflect new hires or other personnel changes. Comcast agrees and shall cause its appropriate Affiliates, to cooperate in all reasonable respects with Insight to allow Insight or Insight’s Affiliates to evaluate the Telephony Business Employees that are not Retained Employees to make hiring decisions. In this regard, Insight shall have the opportunity to make such appropriate prehire investigation of the Telephony Business Employees as it deems necessary, including upon the written consent of the applicable employee, the right to review personnel files, which shall include attendance and discipline records and performance evaluations, and the right to interview such employees during normal working hours so long as such interviews are conducted after notice to Comcast and do not unreasonably interfere with Comcast’s operations and such investigations and interviews do not violate any Legal Requirement or contract. Within 60 days after the date hereof, Insight will provide to Comcast a list of the Telephony Business Employees that Insight desires to employ or continue to employ from and after the Closing Date (the “Hired Employees”), which list shall not include any Retained Employees. The selection of employees will be made at the sole and absolute discretion of Insight. Comcast will cooperate in permitting Insight to extend offers of employment to the Hired Employees. As of the Closing Date, Comcast will, or will cause Comcast Phone Indiana and Comcast Phone Kentucky, as applicable, to terminate the employment of any person employed by such entity other than a Hired Employee and Comcast will or will cause its appropriate Affiliates, other than Comcast Phone Indiana and Comcast Phone Kentucky, to terminate the employment of all other Hired Employees. As of the Closing Date, neither Insight nor any of its Affiliates shall have any obligation to Comcast, Comcast’s Affiliates or any such entity’s employees with respect to such employees other than the Hired Employees.

(b) Insight will not have or assume any obligation or liability under or in connection with any Plan of Comcast or any Affiliate of Comcast. Comcast shall or shall cause its Affiliates to terminate the participation of Comcast Phone Indiana and Comcast Phone Kentucky in any Plan or any other compensation arrangement of Comcast or any of Comcast’s Affiliates effective as of the Closing Date. Without limiting its other obligations hereunder, Comcast shall be responsible for all amounts due and owing to each Telephony Business Employee, with respect to and in accordance with the terms of all compensation plans or Plans, including without limitation, any compensation including salaries, commissions, deferred compensation, severance (if applicable), insurance, pension, profit sharing, disability payment, medical, sick pay, holiday, accrued and unused vacation or paid time off, payments under any incentive compensation or bonus agreement, in each case, which has accrued prior to the Closing Date and other compensation or benefits to which they are entitled for all periods (with respect to Telephony Business Employees who are not hired by Insight) and all periods prior to the Closing Date (with respect to Hired Employees). Comcast shall assume and shall satisfy any legal obligation with respect to continuation of group health coverage required pursuant to Section 4980B of the Code or Section 601, et seq., of ERISA and shall specifically retain any and all liability for such continuation coverage for any Telephony Business Employee (and their dependants) who does not become employed by Insight pursuant to this Agreement and any former employee whose employment was terminated at any time prior to the Closing Date. Any liability under WARN with regard to any employee terminated on or prior to the Closing Date, or not hired by Insight on or after the Closing Date, shall, as a matter of contract between the parties, be the responsibility of Comcast or Comcast’s Affiliates.

(c) If Comcast has, or acquires, a duty to bargain with any labor organization with respect to employees of the Telephony Business, then Comcast will (i) give prompt written notice of such development to Insight and (ii) not, without Insight’s prior written consent, enter into any Contract with such labor organization that purports to bind Insight, including any successor clause or other clause that would have this purpose or effect.

(d) Notwithstanding anything to the contrary in this Section 5.3, Insight will (i) immediately after the Closing Date, permit the Hired Employees and the Hired Employees’ dependents, to participate in employee benefit plans maintained by Insight and its Affiliates to the same extent as its similarly situated employees and their dependents; provided that nothing in this Agreement will limit or affect Insight’s right to limit or alter future participation by Hired Employees in Insight’s employee benefit plans to the same extent as similarly situated employees of Insight; (ii) give each Hired Employee credit for his or her past service as credited by Comcast (including past service with any prior owner or operator of the Telephony Business) for purposes of eligibility to participate and vesting under its employee benefit and other plans to the extent such service was credited under the corresponding plan or plans maintained by Comcast; (iii) not subject any Hired Employee to any waiting periods or limitations, except those already set forth in existing applicable employee benefit plans including any group health and disability plans, regarding benefits for pre-existing conditions; (iv) give each Hired Employee credit for the amount of vacation and sick leave accrued by such Hired Employee as a Comcast employee through and including the Closing Date to the extent included in the calculation of Total Liabilities for the credit of Insight; and (v) give each Hired Employee credit under any group health plans for any deductible previously met by such Hired Employee as of the Closing Date under any of the group health plans of Comcast or its Affiliates.

5.4 Required Comcast Consents; FCC Applications/State PUC Applications.

(a) Comcast will use its commercially reasonable efforts to obtain in writing as promptly as possible and at its expense, all of the Required Comcast Consents and the consent of Telcordia in form and substance reasonably satisfactory to Insight, and will deliver to Insight copies of such Required Comcast Consents and the consent of Telcordia (if obtained) promptly after they are obtained by Comcast; provided however that Comcast will afford Insight the opportunity to review, approve and revise the form of Required Comcast Consent and the consent of Telcordia prior to delivery to the applicable Third Party, such approval not to be unreasonably withheld or delayed. Insight will cooperate with Comcast in its efforts to obtain the Required Comcast Consents and the consent of Telcordia, but Insight will not be required to accept or agree or accede to any condition to transfer of any Acquired Asset, or any modifications or amendments to any of the Communications Licenses, Assumed Contracts or other instrument evidencing any Acquired Asset that, in either case, would make, or are reasonably likely to make, the underlying instrument materially more onerous in any respect or that would materially reduce, or are reasonably likely to materially reduce, the benefits available under the instrument in respect of which the consent relates. Insight will use its commercially reasonable efforts to obtain in writing as promptly as possible and at its expense, all of the Required Insight Consents in form and substance reasonably satisfactory to Comcast, and will deliver to Comcast copies of such Required Insight Consents promptly after they are obtained by Insight; provided however that Insight will afford Comcast the opportunity to review, approve and revise the form of Required Insight Consent prior to delivery to the applicable Third Party, such approval not to be unreasonably withheld or delayed. Comcast will cooperate with Insight in its efforts to obtain the Required Insight Consents.

(b) As promptly as practicable within the timeline set forth on Schedule 5.4, Comcast and Insight shall prepare and file, or cause to be prepared and filed, the necessary application or applications with the FCC and the State PUCs seeking the FCC Consents and the State PUC Consents. Each party shall provide the other party with all information necessary for the preparation of such applications on a timely basis, including those portions of such applications which are required to be completed by the first party. In addition, Comcast and

Insight shall cooperate to make any customer notifications and notice filings required in connection with the transactions contemplated by this Agreement on a timely basis.

(c) To the extent that any of the Communications Licenses and tariffs are not transferable or are otherwise not included in the Acquired Assets, Insight will, as promptly as practicable within the timeline set forth on Schedule 5.4, file applications with the FCC and State PUCs and obtain new Licenses and file new tariffs, including without limitation, an FCC international Section 214 authorization and an FCC interstate access tariff and the others set forth on Schedule 5.4(c) (the “Replacement Licenses”) from the FCC and the State PUCs, which Replacement Licenses shall be in form and substance reasonably satisfactory to Insight to allow Insight to conduct the Telephony Business at and following Closing, in the manner in which it is currently conducted; provided that, the inclusion of customary conditions and limitations shall not be a reasonable basis for a determination that the Replacement Licenses are unsatisfactory.

(d) Comcast and Insight shall each bear its own expenses in connection with the preparation and prosecution of the FCC applications, the State PUC applications and the applications for Replacement Licenses. Subject to the terms and conditions of this Agreement, each of Comcast and Insight shall use its commercially reasonable efforts to prosecute the FCC applications, the State PUC applications, the applications for Replacement Licenses, the Required Joint Consents, the Required Comcast Consents and the Required Insight Consents in good faith and with due diligence before the FCC, the State PUCs and other applicable Governmental Authorities and in connection therewith shall take such action or actions as may be necessary or reasonably required in connection therewith, including furnishing of any documents, materials, or other information reasonably requested in order to obtain such approvals as expeditiously as practicable, but Insight will not be required to accept or agree or accede to any condition to transfer of any Acquired Asset, or any modifications or amendments to any of the Communications Licenses, Assumed Contracts or other instrument evidencing any Acquired Asset that, in either case, would make, or are reasonably likely to make, the underlying instrument materially more onerous in any respect or that would materially reduce, or are reasonably likely to materially reduce, the benefits available under the instrument in respect of which the consent relates. In addition, to the extent practicable, Comcast and Insight shall each use its commercially reasonable efforts to (i) promptly notify each other of any communication to that party from the FCC or any State PUC with respect to any such applications, as applicable, (ii) permit the other party to attend and participate in meetings (telephonic or otherwise) with the FCC or any State PUC and (iii) permit the other party to review in advance, as reasonable, any proposed written communication to the FCC or any State PUC with respect to such applications. Neither Comcast nor Insight shall knowingly take, or fail to take, any action if the intent or reasonably anticipated consequence of such action or failure to act is, or would be, to cause the FCC or any State PUC not to grant approval of any FCC application, approval of any State PUC application, or any Replacement License or other License or consent, or materially delay any such approval or License.

5.5 HSR Notification. Insight and Comcast each acknowledge that no notification or report is required to be filed under the HSR Act (as in effect on the date of this Agreement) in connection with this Agreement and the transactions contemplated hereby.

5.6 Transfer Taxes. All sales, use or excise Taxes arising from or payable by reason of the transfer of any of the Acquired Assets shall be shared equally by Comcast and Insight. All transfer and similar Taxes or assessments, including transfer and recording fees and similar assessments for or under Communications Licenses and Assumed Contracts, arising from or payable by reason of the conveyance of the Acquired Assets shall be shared equally by Comcast and Insight.

5.7 Cause of Breach or Failure of Conditions. Comcast shall not be in breach or default of any covenant, agreement, obligation or, to the extent made at Closing, representation hereunder, and shall not be deemed to have failed to satisfy a condition in Section 6.1, to the extent any such breach or failure (a) is caused by a wrongful act or omission of Insight (including any act or omission in violation of this Agreement, the Telephony Agreements or the Fiber Leases), or (b) results from a Comcast action that is otherwise in compliance with this Agreement. Without limiting the foregoing, Comcast shall not be in breach of this Agreement or be deemed to have failed to satisfy a condition in Section 6.1 if such breach or failure results from Comcast taking an action or not taking an action in order to comply with the affirmative and negative covenants in Section 5.2. Insight shall not be in breach or default of any covenant, agreement or hereunder, and shall not be deemed to have failed to satisfy a condition in Section 6.2, to the extent any such breach or failure is caused by a wrongful act or omission of Comcast.

5.8 Confidentiality and Publicity.

(a) No party will disclose any non-public information that such party may obtain from the other in connection with this Agreement or from Comcast with respect to the Telephony Business (it being understood and agreed that all proprietary information of Comcast that is included among the Acquired Assets shall become the proprietary information of Insight at Closing). Each party will cause its employees, consultants, advisors and agents not to disclose any such information to any other Person (other than its directors, officers and employees and representatives of its advisers and lenders whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby) or use, and will cause its employees, consultants, advisors and agents not to use, such information to the detriment of the other; provided that (i) such party may use and disclose any such information once it has been publicly disclosed (other than by such party in breach of its obligations under this Section) or which rightfully has come into the possession of such party (other than from the other party) and (ii) to the extent that such party may, in the reasonable opinion of its counsel, be compelled by Legal Requirements to disclose any of such information, such party may disclose such information if it will have used all reasonable efforts, and will have afforded the other the opportunity, to obtain an appropriate protective order or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. In the event of termination of this Agreement, each party will use all reasonable efforts to cause to be delivered to the other, and retain no copies of, any documents, work papers and other materials obtained by such party or on its behalf from the other, whether so obtained before or after the execution hereof; provided that, this sentence shall not apply to information obtained pursuant to the Telephony Agreements, which shall be governed by the Telephony Agreements.

(b) Neither Insight nor Comcast will issue any press release or make any other public announcement or any oral or written statement to its or the other party’s employees concerning this Agreement and the transactions contemplated hereby, except as required by applicable Legal Requirements, without the prior written consent and approval of the other, which consent and approval may not be unreasonably withheld (it being understood by Comcast that Insight intends to disclose this transaction in its filings with the Securities and Exchange Commission and to include this Agreement as an exhibit to such filings).

(c) Comcast and Insight acknowledge that information about customers (“Customer Information”) may be exchanged between the parties and may be subject to legal restrictions on use or disclosure, including without limitation laws relating to customer proprietary network information, as defined in 47 U.S.C. § 222 and implementing regulations of the FCC. Comcast and Insight may only obtain and use Customer Information in accordance with any applicable Legal Requirement. Comcast and Insight each agree to use Customer Information only for the purposes for which it was disclosed and not to further disseminate or disclose Customer Information to other Third Parties, without written approval from the other party or otherwise in accordance with law, unless such disclosure is necessary for such party to meet its contractual obligations and the Third Party to whom the disclosure is made is bound by the same standards in its handling of Customer Information. Comcast and Insight will cooperate with each other to provide any customer notification and/or obtain any customer consents relating to customer proprietary network information required in accordance any applicable Legal Requirement.

5.9 Bulk Transfers. Insight and Comcast each waives compliance by the other with Legal Requirements relating to bulk transfers applicable to the transactions contemplated hereby.

5.10 Lien Searches. Insight may elect to obtain, at its expense, the results of a lien search conducted by a professional search company of records in each of the jurisdictions where a Uniform Commercial Code Lien on the LLC Interests or other Acquired Assets may be evidenced, including copies of all financing statements or similar notices or filings (and any continuation statements) discovered by such search company. Comcast shall cooperate with Insight to the extent necessary to conduct such lien searches.

5.11 Further Assurances; Access to Books and Records. At, and after the Closing, each of Insight and Comcast at the request of the other, will promptly execute and deliver, or cause to be executed and delivered, to the other all such documents and instruments, in addition to those otherwise required by this Agreement, in form and substance reasonably satisfactory to the other as the other may reasonably request in order to carry out the terms of this Agreement. To the extent not part of the Books and Records, Comcast shall retain any books and records or other historical records of the Telephony Business, Comcast Phone Indiana and Comcast Phone Kentucky in accordance with its normal record and data retention policies, and upon Insight’s prior written request, Comcast shall give to Insight and its representatives reasonable access during normal business hours to such books and records, including the general ledger of the Telephony Business, to the extent that Comcast has access to such books and records, and subject to Section 2.9(c).

5.12 Consents. If and to the extent Insight shall have waived satisfaction of the condition to Closing set forth in Section 6.1(e) with respect to Required Comcast Consents under Assumed Contracts, for up to 30 days following the Closing if requested by Insight, Comcast will continue to use commercially reasonable efforts to obtain in writing as promptly as possible any Required Comcast Consent that was not obtained on or before the Closing and will deliver copies of the same to Insight.

5.13 Satisfaction of Conditions. Subject to the other provisions of this Agreement, each party will use its commercially reasonable efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement, as set forth in Section 6.

5.14 Offers. Except for assets sold or disposed of due to obsolescence or disrepair in the Ordinary Course of Business, Comcast will not offer the Acquired Assets or Telephony Business for sale, entertain offers for such Acquired Assets or Telephony Business or otherwise negotiate for the sale of such Acquired Assets or Telephony Business or make information about such Acquired Assets or Telephony Business available to any Third Party in connection with the possible sale of such Acquired Assets or Telephony Business prior to the Closing Date or the date this Agreement is terminated in accordance with its terms.

5.15 Resignations. Comcast shall cause all officers, directors, advisory board members and all similar officeholders of each of Comcast Phone Kentucky and Comcast Phone Indiana to deliver their written resignations to Insight, which resignations shall be effective at the Closing and shall be in form and substance satisfactory to Insight. Each such resignation shall contain an appropriate release of Comcast Phone Kentucky and Comcast Phone Indiana from each such officeholder in a form and substance satisfactory to Insight.

5.16 LLC Assets. No later than immediately prior to Closing, Comcast shall take all actions necessary to ensure that, as of immediately prior to Closing, the Indiana Excluded Assets and the Kentucky Excluded Assets are held by Comcast and/or its Affiliates other than Comcast Phone Kentucky or Comcast Phone Indiana.

5.17 Comcast Release.

(a) As of the Closing, Comcast, in its individual capacity and on behalf of all of Comcast’s Affiliates and all other persons claiming by, through, for or under Comcast or on behalf of Comcast (such other persons hereinafter referred to collectively as the “Comcast Related Parties”) hereby irrevocably and unconditionally releases, settles, cancels, discharges and acknowledges to be fully and finally satisfied any and all claims, demands, rights, actions, causes of action, debts, accounts, covenants, contracts, agreements, promises, damages, costs, reimbursements, compensation, liabilities and expenses, including attorneys’ fees, of any and every kind, nature or description whatsoever, known or unknown, at law or in equity (collectively, “Claims and Losses”), which Comcast or any of the Comcast Related Parties may have had or may now have or assert against Comcast Phone Kentucky and Comcast Phone Indiana (collectively, the “Released Parties”), which are on account of any matter whatsoever attributable to the period, or arising during the period, from the beginning of time through and including the Closing (all Claims and Losses released in this Section 5.17 being referred to as the “Released Claims”). Notwithstanding the foregoing, nothing in this Section shall constitute a release by Comcast or any Comcast Related Parties of any Claims and Losses against Insight arising under this Agreement (including with respect to any Assumed Liabilities).

(b) Comcast agrees that neither Comcast nor the Comcast Related Parties, or any of them, nor anyone claiming under, through or for them or on their behalf will bring, file, institute, prosecute, maintain, participate in, or recover upon, either directly or indirectly, or encourage or benefit from the institution of, any suit, charge, administrative proceeding, investigation, or action at law or in equity against the Released Parties, or any of them, in or before any court, agency or forum, state or federal, or otherwise, for or relating to any of the Released Claims. Comcast agrees that this release may be pleaded by the Released Parties as a counterclaim or cross-claim to or as a defense in bar or abatement of any Released Claim.

(c) Following the Closing, Comcast shall have no right of contribution against Comcast Phone Indiana or Comcast Phone Kentucky for any indemnification payment made by Comcast hereunder and Comcast hereby waives any and all rights of contribution that it may have against Comcast Phone Indiana or Comcast Phone Kentucky. Following the Closing, Comcast Phone Indiana and Comcast Phone Kentucky shall have no right of contribution against Comcast and its Affiliates for any indemnification payment made by Comcast Phone Indiana or Comcast Phone Kentucky hereunder and each of them hereby waives any and all rights of contribution that it may have against Comcast.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions to Insight’s Obligations. The obligations of Insight to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived by Insight (to the extent permitted by applicable Legal Requirements).

(a) Accuracy of Representations and Warranties. Except as affected by actions taken by Comcast in compliance with this Agreement, the representations and warranties of Comcast in this Agreement and in any Transaction Document, if specifically qualified by materiality, are true in all respects and, if not so qualified, are true in all material respects, in each case at and as of the Closing with the same effect as if made at and as of the Closing.

(b) Performance of Agreements. Comcast has performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and in any Transaction Document to be performed and complied with by it at or before the Closing.

(c) Deliveries. Comcast has delivered the items and documents required to be delivered by it pursuant to this Agreement, including those required under Section 7.2.

(d) Legal Proceedings. No action, suit or proceeding is pending or threatened in writing by or before any Governmental Authority and no Legal Requirement has been enacted, promulgated or issued or become or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority, which would (i) prohibit Insight’s ownership or operation of all or a material portion of the Telephony Business or the Acquired Assets, (ii) compel Insight to dispose of all or a material portion of the Telephony Business or the Acquired Assets as a result of any of the transactions contemplated by this Agreement, (iii) if determined adversely to Insight’s interest, materially impair the ability of Insight to realize the benefits of the transactions contemplated by this Agreement or have a material adverse effect on the right of Insight to exercise full rights of ownership of the Acquired Assets, or (iv) prevent or make illegal the consummation of any transactions contemplated by this Agreement.

(e) Required Consents; Replacement Licenses; Replacement Assets. Insight has received evidence, in form and substance reasonably satisfactory to it, that the Required

Comcast Consents and the Required Joint Consents (including the FCC Consents and the State PUC Consents), have been obtained and are in full force and effect without the imposition of any condition or any modification that in either case makes, or is reasonably likely to make, the underlying instrument materially more onerous in any respect or reduces in any material respect, or is reasonably likely to reduce in any material respect, the benefits available under the instrument in respect of which the consent relates. The FCC Consents and State PUC Consents shall have become Final Orders; provided, that Insight may waive, in its sole discretion and without Comcast’s consent, the condition that the FCC Consents and any such State PUC Consents shall have become a Final Order. Insight has obtained, subject to customary conditions and otherwise in form and substance reasonably satisfactory to it, the Replacements Licenses and such Replacement Licenses shall have become Final Orders; provided, that Insight may waive, in its sole discretion and without Comcast’s consent, the condition that any such Replacement Licenses shall have become a Final Order.

(f) Transfer of Excluded Assets. The Indiana Excluded Assets and the Kentucky Excluded Assets shall be held by Comcast and/or Comcast’s Affiliates other than Comcast Phone Kentucky and Comcast Phone Indiana, and Comcast shall have taken all reasonable actions to obtain any State PUC Consents required for such transfers or assignments.

(g) Transition Plan. To the extent the Transition Plan shall have not been completed by the Closing, Comcast shall have agreed to provide the Post-Closing Transition Services in accordance with Section 2.9.

6.2 Conditions to Comcast’s Obligations. The obligations of Comcast to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived by Comcast (to the extent permitted by applicable Legal Requirements).

(a) Accuracy of Representations and Warranties. The representations and warranties of Insight in this Agreement and in any Transaction Document, if specifically qualified by materiality, are true in all respects and, if not so qualified, are true in all material respects, in each case at and as of the Closing with the same effect as if made at and as of the Closing.

(b) Performance of Agreements. Insight has performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and in any Transaction Document to be performed and complied with by it at or before the Closing.

(c) Deliveries. Insight has delivered the items and documents required to be delivered by it pursuant to this Agreement, including those required under Section 7.3.

(d) Legal Proceedings. No action, suit or proceeding is pending or threatened by or before any Governmental Authority and no Legal Requirement has been enacted,

promulgated or issued or become or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority, which would prevent or make illegal the consummation of any transactions contemplated by this Agreement.

(e) FCC Consents; State PUC Consents. Comcast has received evidence, in form and substance reasonably satisfactory to it, that the FCC Consents, the State PUC Consents, the Required Insight Consents, the Required Joint Consents and the Replacement Licenses have been obtained and are in full force and effect.

SECTION 7. THE CLOSING

7.1 The Closing; Time and Place. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at a place and time to be mutually determined by Comcast and Insight on the last Business Day of March, 2005 (the “Scheduled Date”); provided that all conditions set forth in Sections 6.1 and 6.2 (other than those based on acts to be performed at the Closing) have either been satisfied or waived in writing by the party entitled to the benefit of such condition; and provided that Insight may elect, in its sole discretion, to require the Closing to occur prior to the Scheduled Date upon not less than 65 days’ written notice; provided that all conditions set forth in Sections 6.1 and 6.2 (other than those based on acts to be performed at the Closing) have either been satisfied or waived in writing by the party entitled to the benefit of such condition. If such conditions have not been satisfied or waived by the Scheduled Date, then Closing shall take place on such date mutually determined by Comcast and Insight after the Scheduled Date within ten days after the date on which all conditions set forth in Sections 6.1 and 6.2 (other than those based on acts to be performed at the Closing) have either been satisfied or waived in writing by the party entitled to the benefit of such condition. The actual date of Closing is referred to as the “Closing Date.”

7.2 Comcast’s Delivery Obligations. At the Closing, Comcast will deliver or cause to be delivered to Insight the following.

(a) Bill of Sale and Assignment Agreement. An executed Bill of Sale and Assignment Agreement in form and substance mutually and reasonably acceptable to Comcast and Insight and such other instruments of transfer, assignment or assumption, in form and substance mutually and reasonably satisfactory to Comcast and Insight, as Insight may reasonably require to further document the transfer and assignment of the Acquired Assets, including without limitation, the LLC Interests, to Insight.

(b) Lien Releases. Evidence reasonably satisfactory to Insight that all Liens (other than Permitted Liens) affecting or encumbering the Acquired Assets, including without limitation the LLC Interests, have been or concurrently with the Closing, will be, terminated, released or waived, as appropriate, or original, executed instruments in form reasonably satisfactory to Insight effecting such terminations, releases or waivers.

(c) Evidence of Authorization Actions. Evidence reasonably satisfactory to Insight that each of Comcast Cable, Comcast Phone, Comcast Phone Indiana, Comcast Phone Kentucky and Comcast Phone Ohio has taken all limited liability company action necessary to authorize the execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and the incumbency and signatures of each officer executing this Agreement and the Transaction Documents.

(d) Organizational Documents. Copies of the certificates of formation of each of Comcast Phone Indiana and Comcast Phone Kentucky, each certified as a recent date by the Secretary of State of the State of Delaware.

(e) Good Standings. Certificates of good standing for each of Comcast Phone Indiana and Comcast Phone Kentucky, each issued as of a recent date by the Secretary of State of the State of Delaware. A certificate of good standing for Comcast Phone Indiana issued as of a recent date by the Secretary of State of the State of Indiana. A certificate of good standing for Comcast Phone Kentucky issued as of a recent date by the Secretary of State of the Commonwealth of Kentucky.

(f) Officer’s Certificate. A certificate from Comcast executed by an executive officer of Comcast, dated the Closing Date, reasonably satisfactory in form and substance to Insight certifying that the conditions specified in Sections 6.1(a) and 6.1(b) have been satisfied.

(g) Documents and Records. All Books and Records reasonably requested by Insight with specificity and in writing at least 15 Business Days prior to Closing, except to the extent they are Excluded Assets; provided, that with respect to CDRs, tax records (other than tax records related to the sales and use Tax audit of Comcast Phone Kentucky referred to on Schedule 4.13) and letters of authorizations, any request for such records shall occur at least 30 Business Days prior to Closing and the cost of providing such records shall be borne by Insight.

(h) Cash Flow Payment. Any Cash Flow Payment due to Insight pursuant to Section 2.5.

(i) Letters of Resignation. Letters of resignation as required by Section 5.15, which resignations shall be effective at the Closing and shall be in a form and substance satisfactory to Insight.

(j) Opinions. Opinions of regulatory counsel to Comcast, dated as of the Closing Date, substantially in the form attached as Exhibit B hereto.

(k) Consents. Copies of the Required Comcast Consents and, if received by Comcast but not Insight, Required Joint Consents.

(l) Other. Such other documents and instruments as may be reasonably necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

7.3 Insight’s Delivery Obligations. At the Closing, Insight will deliver or cause to be delivered to Comcast the following.

(a) Assumption Agreement. An executed Assumption Agreement in form and substance mutually and reasonably acceptable to Comcast and Insight and such other instruments of assumption, in form and substance mutually and reasonably satisfactory to Insight and Comcast, as Comcast may reasonably require to further document Insight’s assumption of the Assumed Liabilities.

(b) Evidence of Authorization Actions. Evidence reasonably satisfactory to Comcast that Insight has taken all limited liability company action necessary to authorize the execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and the incumbency and signatures of each officer executing this Agreement and the Transaction Documents.

(c) Officer’s Certificates. A certificate executed by an executive officer of the ultimate corporate general partner of Insight dated as of the Closing Date, reasonably satisfactory in form and substance to Comcast certifying that the conditions specified in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Opinion. Opinion of regulatory counsel to Insight, dated as of the Closing Date, substantially in the form attached as Exhibit C hereto.

(e) Cash Flow Payment. Any Cash Flow Payment due to Comcast pursuant to Section 2.5.

(f) Name Changes. To the extent that the names have not been changed prior to Closing, copies of completed forms delivered to the Secretaries of State of the State of Indiana and the Commonwealth of Kentucky to change the names of Comcast Phone Indiana and Comcast Phone Kentucky, respectively, to remove “AT&T Broadband” from the names of the limited liability companies, which forms shall have been properly filed in the appropriate offices.

(g) Consents. Copies of the Required Insight Consents, the Replacement Licenses, and to the extent received by Insight but not Comcast, the Required Joint Consents.

(h) Other. Such other documents and instruments as may be reasonably necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

SECTION 8. TERMINATION AND DEFAULT

8.1 Termination Events. This Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Closing:

(a) at any time by the mutual agreement of Insight and Comcast;

(b) by either Insight or Comcast at any time (if such party itself is not then in material breach of any of its covenants, agreements or other obligations contained in this Agreement), if the other is in material breach or default of any of its covenants, agreements or other obligations herein, or if any of its representations herein if specifically qualified by materiality, is not true in all respects or, if qualified by materiality, is not true in all material respects when made or when otherwise required by this Agreement to be true, if the non-breaching party provides the breaching party with prompt written notice that provides a reasonably detailed explanation of the facts and circumstances surrounding such breach or default; provided that such party shall have no right to terminate if (i) the breaching Party cures such breach or default within 30 days after its receipt of such written notice, unless such breach or default cannot be cured within such 30-day period; or (ii) the breach or default is capable of being cured prior to the one year anniversary of the date of this Agreement (the “Outside Closing Date”) and the breaching party commences to cure such breach or default within such 30-day period and diligently continues to take all action reasonably necessary to cure such breach or default prior to the Outside Closing Date and such breach or default is cured prior to the Outside Closing Date;

(c) by Insight upon written notice to Comcast given not earlier than the Outside Closing Date, if any of the conditions to its obligations set forth in Section 6.1 are not satisfied on or before the Outside Closing Date for any reason other than (1) a material breach or default by Insight of its covenants, agreements or other obligations under this Agreement, or (2) if any of Insight’s representations herein, if specifically qualified by materiality, is not true in all respects or, if qualified by materiality, is not true in all material respects when made or when otherwise required by this Agreement to be true; or

(d) by Comcast upon written notice to Insight not earlier than the Outside Closing Date, if any of the conditions to its obligations set forth in Section 6.2 are not satisfied on or before the Outside Closing Date for any reason other than (1) a material breach or default by Comcast of its covenants, agreements or other obligations under this Agreement, or (2) if any of Comcast’s representations herein, if specifically qualified by materiality, is not true in all respects or, if qualified by materiality, is not true in all material respects when made or when otherwise required by this Agreement to be true.

8.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 8.1, all obligations of the parties under this Agreement will terminate, except for the obligations set forth in Sections 5.8 and 10.14. Notwithstanding the preceding sentence, termination of this Agreement pursuant to Sections 8.1(b), 8.1(c) or 8.1(d) will not limit or impair any remedies that Comcast or Insight may have with respect to a breach or default by the other of its covenants, agreements or obligations under this Agreement prior to Closing.

(b) In the event that this Agreement is terminated by Comcast pursuant to Section 8.1(b) and Insight, but not Comcast, is in material breach or default of its covenants, agreements or other obligations under this Agreement, (1) all payments to Insight under the Telephony Agreements and Fiber Leases will immediately cease and shall not accrue, (2) Insight will cease all efforts to market the Telephony Business, (3) the business shall no longer accept new customers and (4) the Telephony Agreements shall be terminated, each of (3) and (4) upon written notice from Comcast to Insight. Insight will cooperate with Comcast to obtain permission from all applicable Government Authorities to take such actions. Any costs and expenses in the Restoration (as defined below) shall be the responsibility of Insight.

(c) In the event that this Agreement is terminated by Insight pursuant to Section 8.1(b) and Comcast, but not Insight, is in material breach or default of its covenants, agreements or other obligations under this Agreement, the Telephony Agreements will continue in full force and effect in accordance with the terms thereof (as modified hereby). Any costs and expenses in the Restoration (as defined below) shall be the responsibility of Comcast.

(d) In the event that this Agreement is terminated pursuant to Section 8.1(a), 8.1(c) or 8.1(d) and neither Insight nor Comcast is in material breach or default of its covenants, agreements or other obligations under this Agreement, (1) except as provided below, the Telephony Agreements will continue in full force and effect in accordance with the terms thereof (as modified hereby), (2) Insight will cease all efforts to market the Telephony Business, and (3) the business shall no longer accept new customers upon written notice from Comcast to Insight. Insight will cooperate with Comcast to obtain permission from all applicable Government Authorities to take such actions. Any costs and expenses in the Restoration (as defined below) shall be shared by the parties. Following such termination, the parties will attempt in good faith to agree upon an alternative transaction pursuant to which Comcast will cease to operate the Telephony Business.

(e) In the event that this Agreement is terminated, Insight and Comcast shall cooperate with each other and use their commercially reasonable efforts in order to effectuate and facilitate an orderly transition to permit the parties to operate the Telephony Business as it was operated prior to the date of this Agreement (“Restoration”), subject to Sections 8.1(b), (c) and (d). Insight and Comcast shall use commercially reasonable efforts to minimize the costs of Restoration.

SECTION 9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.1 Survival of Representations and Warranties. The representations and warranties of Comcast and Insight in Sections 3.3, 3.5, 4.4, 4.5(d) and (e), 4.6, 4.7, 4.9, 4.10, 4.11, 4.12,

4.14(a), 4.14(c), 4.16, and 4.17 of this Agreement will survive the Closing and will continue in full force and effect until the 12 month anniversary of the Closing Date, and all other representations and warranties will survive until the expiration of the statute of limitations applicable thereto. The covenants and agreements of each party in this Agreement and in the Transaction Documents to be performed before, on and after the Closing will survive the Closing and will continue in full force and effect in accordance with their terms.

9.2 Indemnification by Comcast. From and after the Closing, Comcast will indemnify, defend and hold harmless Insight and its Affiliates, and the members, partners, shareholders, officers, directors, employees, agents, successors and assigns of them and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from (a) any breach of any representation or warranty made by Comcast in this Agreement or any Transaction Document; (b) any breach of any covenant, agreement or obligation of Comcast contained in this Agreement or any Transaction Document; (c) any claim, action, suit or proceeding by any Third Party arising out of or resulting from any act or omission of Comcast with respect to, or any event or circumstance related to, the ownership or operation of the Acquired Assets or the operation and conduct of the Telephony Business, which act, omission, event or circumstance occurred or existed prior to or at the Closing Time, without regard to whether a claim with respect to such matter is asserted before or after the Closing Time, including any matter described on Schedule 4.12, to the extent not assumed pursuant to Section 2.3; (d) any Excluded Liability; and (e) any Liability after Closing arising out of any claim by Comcast, or any of their officers, directors, members, partners, employees, agents, independent contractors or Affiliates against Comcast Phone Kentucky and Comcast Phone Indiana for matters attributable to the period prior to the Closing, except for any Assumed Liability.

In the event that an indemnification claim arises under both clause (a) and one or more of the clauses (b) through (e) of this Section, Insight’s rights to pursue its claim under clauses (b) through (e) as applicable will exist notwithstanding the expiration of the survival period applicable to such claim under clause (a).

9.3 Indemnification by Insight. From and after the Closing, Insight will indemnify, defend and hold harmless Comcast and Comcast’s Affiliates and the members, partners, shareholders, officers, directors, employees, agents, successors and assigns of them and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from (a) any breach of any representation or warranty made by Insight in this Agreement or any Transaction Document; (b) any breach of any covenant, agreement or obligation of Insight contained in this Agreement or any Transaction Document; or (c) the failure of Insight to perform the Assumed Liabilities.

In the event that an indemnification claim arises under both clause (a) and one or more of the clauses (b) and (c) of this Section, Comcast’s rights to pursue its claim under clauses (b) and (c) as applicable will exist notwithstanding the expiration of the survival period applicable to such claim under clause (a).

9.4 Third Party Claims. Promptly after the receipt by a party of notice of any claim, action, suit or proceeding by any Third Party (collectively, an “Action”), which Action is subject to indemnification under this Agreement, such party (the “Indemnified Party”) will give reasonable written notice to the party from whom indemnification is claimed (the “Indemnifying Party”). The Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party, (a) admits in writing to the Indemnified Party the Indemnifying Party’s liability to the Indemnified Party for such Action under the terms of this Section 9, (b) notifies the Indemnified Party in writing of the Indemnifying Party’s intention to assume such defense, (c) provides evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party’s ability to pay the amount, if any, for which the Indemnified Party may be liable as a result of such Action and (d) retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The other party will cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance with this Agreement in any manner that such party reasonably may request. If the Indemnifying Party so assumes the defense of any such Action, the Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (x) the Indemnifying Party has agreed to pay such fees and expenses, (y) any relief other than the payment of money damages is sought against the Indemnified Party, or (z) the Indemnified Party will have been advised by its counsel that there may be one or more defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnity provided in this Section 9 will be paid by the Indemnifying Party. No Indemnified Party will settle or compromise any such Action for which it is entitled to indemnification under this Agreement without the prior written consent of the Indemnifying Party, unless the Indemnifying Party has failed, after reasonable notice, to undertake control of such Action in the manner provided in this Section 9.4. No Indemnifying Party will settle or compromise any such Action (A) in which any relief other than the payment of money damages is sought against any Indemnified Party and then only if the settlement or compromise includes as an unconditional term thereof a release of the Indemnified Party from all liability relating to such matter or (B) in the case of any Action relating to the Indemnified Party’s liability for any Tax, if the effect of such settlement would be an increase in the liability of the Indemnified Party for the payment of any Tax for any period beginning after the Closing Date, unless the Indemnified Party consents in writing to such compromise or settlement. For the avoidance of doubt, and without limiting the application of any other provision of this Section 9, with respect to the sales and use Tax audit of Comcast Phone Kentucky referred to on Schedule 4.13: (i) Comcast shall have the right to control the portion of such audit relating to the period ending on May 31, 2004, and Insight shall have the right to control the portion of such audit relating to the period beginning on June 1, 2004, and (ii) the parties shall cooperate fully in the conduct of such audit.

9.5 Limitations on Indemnification - Comcast. Comcast will not be liable to Insight with respect to any matter or claim for which indemnification could be sought pursuant to Section 9.2 for any Losses of or to Insight or any other Person entitled to indemnification from Comcast unless the amount of Losses for which Comcast would, but for the provisions of this Section, be liable exceeds, on a cumulative and aggregate basis, $125,000, in which case Comcast will be liable for all such Losses from dollar zero. The limitations set forth in this Section 9.5 do not apply to (i) payments made or to be made related to the Cash Flow Payment pursuant to Section 2.5 or 2.8; or (ii) transaction expenses and costs for which Comcast is responsible pursuant to this Agreement; or (iii) Excluded Liabilities. With respect to Losses arising out of any misrepresentation or breach of warranty under Sections 4.4, 4.5(d) and (e), 4.6, 4.7, 4.9, 4.10, 4.11, 4.12, 4.14(a) and (c), 4.16, and 4.17, Comcast’s liability for all Losses arising solely by reason of Section 9.2(a) shall not exceed $20,000,000 in the aggregate (the “Cap”) and Comcast’s liability for all Losses relating to the value, condition or title of the Equipment included in the Acquired Assets shall not exceed $5,000,000 in the aggregate.

9.6 Limitations on Indemnification - Insight. Insight will not be liable to Comcast with respect to any matter or claim for which indemnification could be sought pursuant to Section 9.3 for any Losses of or to Comcast or any other Person entitled to indemnification from Insight unless the amount of Losses for which Insight would, but for the provisions of this Section, be liable exceeds, on a cumulative and aggregate basis, $125,000, in which case Insight will be liable for all such Losses from dollar zero. The limitations set forth in this Section 9.6 do not apply to (i) payments made or to be made related to the Cash Flow Payment pursuant to Section 2.5 or 2.8; or (ii) transaction expenses and costs for which Insight is responsible pursuant to this Agreement; or (iii) Assumed Liabilities. Insight’s aggregate liability with respect to Losses shall not exceed the Cap, except with respect to Assumed Liabilities.

SECTION 10. MISCELLANEOUS PROVISIONS

10.1 Parties Obligated and Benefitted. Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other parties, no party may assign any of its rights under this Agreement or delegate any of its duties under this Agreement, provided that a party may, without the consent of any other party, prior to Closing assign all of such party’s rights and obligations under this Agreement to any Affiliate of such party; provided such assignee can make all of the representations and warranties applicable to the assigning party hereunder (other than those relating to jurisdiction of incorporation and form of legal entity), the assigning party can provide reasonable assurances that such assignee can otherwise perform the covenants, agreements and obligations applicable to the assigning party hereunder and such assignment would not materially delay or hinder the consummation of the transactions contemplated by this Agreement. Insight may assign its rights and its obligations under this Agreement in accordance with Section 2.10, except to the extent such assignment would materially delay the Closing, and notwithstanding any assignment, Insight shall remain liable on all covenants and agreements of

Insight in this Agreement. In addition, any party may grant to its lenders a security interest in the indemnification rights hereunder inuring to the benefit of such party.

10.2 Notices. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given only if delivered in person or by first class, prepaid, registered or certified mail, or sent by courier or, if receipt is confirmed, by telecopier:

To Comcast at:

Comcast Phone

1500 Market Street

Philadelphia, PA 19102

Attention: General Counsel

Telecopy: 215-640-7050

With a copy to

c/o Comcast Corporation

1500 Market Street

Philadelphia, PA 19102

Attention: General Counsel

Telecopy: 215-981-7794

To Insight at:

c/o Insight Communications Company, Inc.

810 7th Avenue

New York, New York 10022-3613

Attention: Elliot Brecher, Esq.

Telecopy: (917) 286-2301

With a copy similarly addressed to the attention of Legal Department

With a copy to:

Dow, Lohnes & Albertson PLLC

1200 New Hampshire Avenue, N.W.

Washington, D.C. 20036

Attention: J. Kevin Mills, Esq.

Telecopy: (202) 776-2222

Any party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section. All notices will be deemed to have been received on the date of delivery, which in the case of deliveries by telecopier will be the date of the sender’s confirmation.

10.3 Right to Specific Performance. The parties acknowledge that the unique nature of the Acquired Assets to be conveyed by Comcast pursuant to this Agreement and the unique nature of the relationship of the parties under the Telephony Agreements render money damages an inadequate remedy for the breach by Comcast or Insight of its obligations under this Agreement, and the parties agree that in the event of such breach, either Insight or Comcast will upon proper action instituted by it, be entitled to a decree of specific performance of this Agreement.

10.4 Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

10.5 Captions. The section and other captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

10.6 Choice of Law. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES UNDER IT WILL BE GOVERNED BY AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES OF DELAWARE.

10.7 Rights Cumulative. All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

10.8 Time. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

10.9 Late Payments. If a party fails to pay any other party any amounts when due under this Agreement, the amounts due will bear interest from the due date to the date of payment at the annual rate publicly announced from time to time by The Bank of New York as its prime rate (the “Prime Rate”) plus 2%, adjusted as and when changes in the Prime Rate are made.

10.10 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original.

10.11 Entire Agreement. This Agreement (including the Transaction Documents and the Schedules and Exhibits referred to in this Agreement, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the parties and supersedes all prior oral or written agreements and understandings with respect to the subject matter. This Agreement may not be amended or modified except by a writing signed by all the parties.

10.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefitted by such provision or any other provisions of this Agreement.

10.13 Interpretation. Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa. The Section and paragraph headings of this Agreement are for convenience of reference only and do not form a part of this Agreement and do not in any way modify, interpret or construe the intentions of the parties. As used herein, unless the context otherwise requires: references to “Section” are to a section hereof; “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety of this Agreement and not to any particular article, section or other subdivision hereof or attachment hereto; except where a particular date is specified, references to an agreement or other instrument or law, statute or regulation are referred to as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision) and all regulations, rulings and interpretations promulgated pursuant thereto. References to any party hereto or any other agreement or document shall include such party’s successors and permitted assigns. This Agreement has been negotiated by the parties and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement. The Recitals and Preamble to this Agreement are specifically incorporated into this Agreement.

10.14 Expenses. Except as otherwise expressly provided in this Agreement (which expenses the parties shall pay as so provided), each party will pay all of its expenses, including attorneys’ and accountants’ fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

10.15 Commercially Reasonable Efforts. For purposes of this Agreement, unless a different standard is expressly provided with respect to any particular matter, “commercially reasonable efforts” will not be deemed to require a party to undertake extraordinary measures, including the payment of amounts in excess of normal and usual filing fees and processing fees, if any; provided that, the initiation and prosecution of customary legal proceedings to obtain (or transfer) the Communications Licenses shall not be considered extraordinary measures.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

COMCAST CABLE HOLDINGS, LLC

By:
Name:
Title:

COMCAST PHONE, LLC

By:
Name:
Title:

AT&T BROADBAND PHONE OF INDIANA, LLC

By:
Name:
Title:

AT&T BROADBAND PHONE OF KENTUCKY, LLC

By:
Name:
Title:

COMCAST PHONE OF OHIO, LLC

By:
Name:
Title:

[signarure page to Purchase Agreement dated July 2, 2004]

For purposes of Section 2.11 only:

TCI OF INDIANA HOLDINGS, LLC

By:
Name:
Title:

INSIGHT MIDWEST HOLDINGS, LLC

By:
Name:
Title:

For purposes of Section 2.9(d) only:

INSIGHT COMMUNICATIONS COMPANY, INC.

By:
Name:
Title:

INSIGHT COMMUNICATIONS COMPANY, L.P.

By:
Name:
Title:

[signarure page to Purchase Agreement dated July 2, 2004]

INSIGHT COMMUNICATIONS OF CENTRAL OHIO, LLC

By:
Name:
Title:

INSIGHT COMMUNICATIONS MIDWEST, LLC (FORMERLY KNOWN AS INSIGHT COMMUNICATIONS OF INDIANA, LLC)

By:
Name:
Title:

INSIGHT KENTUCKY PARTNERS II, L.P.

By:
Name:
Title:

[signarure page to Purchase Agreement dated July 2, 2004]

LIST OF SCHEDULES AND EXHIBITS

Schedules

Schedule 1.2	Assumed Contracts

Schedule 1.14	Equipment

Schedule 1.17	Comcast FCC Licenses

Schedule 1.36	Other Intangibles

Schedule 1.39	Real Property Interests

Schedule 1.42	Required Joint Consents

Schedule 1.45	State PUC Licenses

Schedule 2.1(b)	Licenses

Schedule 2.2	Excluded Assets
(a) Excluded Contracts
(m) Excluded Real Property Interests
(n) Other Excluded Assets

Schedule 2.6(b)(i)	MIS & Property Taxes

Schedule 3.3	Insight Consents

Schedule 4.4	Comcast Consents

Schedule 4.5(a)	Ohio Liens

Schedule 4.5(b)	Kentucky Liens

Schedule 4.5(c)	Indiana Liens

Schedule 4.6(a)	Compliance with Communications Licenses

Schedule 4.6(b)	Tariff Matters

Schedule 4.8	Environmental Matters

Schedule 4.9	Compliance with Legal Requirements

Schedule 4.11	Financial Statements

Schedule 4.12	Litigation

Schedule 4.13	Tax Matters

Schedule 4.14(a)	Telephony Business Employees; Investigations

Schedule 4.14(b)	Plans

Schedule 4.14(c)	Employee Matters

Schedule 4.16	Affiliate Transactions

Schedule 5.2(a)	Exceptions to Covenants

Schedule 5.4	Regulatory Matrix

Schedule 5.4(c)	Replacement Licenses

Exhibit A	Transition Plan

Exhibit B	Comcast Opinion

Exhibit C	Insight Opinion

2